UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation

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2026 Proxy Statement

LendingClub Corporation

88 Kearny Street, Suite 600, San Francisco, California 94108
Notice of 2026 Annual Meeting of Stockholders
To be held on June 2, 2026
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of LendingClub Corporation (the “Company,” “LendingClub,” “we,” “us” and “our”) will be held:

Date	June 2, 2026
Time	10:00 a.m. Pacific Time
Location	Via webcast at www.virtualshareholdermeeting.com/LC2026
Items of Business
1.
Election of three Class III Directors (Kathryn Reimann, Scott Sanborn and Michael Zeisser) to serve until the 2029 Annual Meeting of Stockholders.

2.
Advisory vote on executive compensation.

3.
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

4.
Approval of a management proposal to amend and restate our Eighth Amended and Restated Certificate of Incorporation to phase in the declassification of our Board of Directors.

5.
Approval of a management proposal to amend and restate our Eighth Amended and Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents.

Record Date	Only stockholders of record at the close of business on April 9, 2026, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope (if applicable) so that your shares may be represented at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 2, 2026: This Proxy Statement, Proxy, and the Annual Report are available electronically at www.proxyvote.com.
By Order of the Board of Directors,

Jordan Cheng
General Counsel and Corporate Secretary
San Francisco, California
April 21, 2026

Dear Stockholders,
LendingClub is a leading nationally chartered digital bank that combines the best of fintech and banking to serve the “motivated middle” — creditworthy U.S. consumers who are often poorly served by traditional financial institutions. Our branchless, mobile-first platform delivers competitive pricing and a streamlined experience across personal loans, auto refinance, and point-of-sale financing, alongside award-winning checking, savings, and digital tools that deepen member engagement over time. Since our founding in 2006, more than five million individuals have become members and more than $100 billion of loans have been originated through our platform.
LendingClub had strong financial performance in 2025, and we continued to execute our growth strategy. We grew full-year originations 33% to nearly $10 billion, more than doubled earnings per share, and achieved a double-digit return on tangible common equity — all while maintaining better credit performance than our competitors. We also advanced our longer-term engagement strategy: our LevelUp deposit products are deepening member relationships, our marketplace continues to attract top-tier institutional investors, and in November we hosted an Investor Day in New York, where we outlined our strategy, competitive advantages, and pathway for durable growth. Notably, we are expanding our purchase finance business into home improvement financing, a large, underpenetrated market where we have strong conviction in our ability to win.
As we grow, we are committed to preserving shareholder value. As a technology-forward company with a significant presence in the San Francisco Bay Area, we operate a broad-based, equity-oriented compensation program to attract and retain top talent, which we recognized was resulting in more dilution than was desirable. In 2023, after extensive engagement with our stockholders, we committed to materially reducing the dilution from our equity programs. We have progressed ahead of our ambitious targets, and encourage you to review pages 3 and 4 of our Proxy Statement, which detail our initiatives and results.
Further, we have included in the Proxy Statement two important governance proposals for your consideration. First, we continue to believe in the merits of a declassified board and have again included a proposal this year to phase out our current classified board structure. Second, we have again included a proposal this year to remove the supermajority voting standard to amend our governing documents. In 2025, more than 99% of our voting stockholders supported these measures; however, we did not receive the necessary two-thirds support from all outstanding shares for these measures to pass. These proposals, along with our efforts to reduce dilution from our compensation programs, address the most common areas of stockholder feedback. We therefore strongly encourage you to vote, and we also recommend that you vote “FOR” each of these proposals.
While acknowledging an elevation in macroeconomic uncertainty, we are entering 2026 with conviction and momentum. Marketing investments are scaling, credit performance remains resilient, and our AI-driven capabilities are delivering measurable gains. With our differentiated model, market-leading data science capabilities and best-in-class customer experience, we are well positioned to create value for our stockholders, as well as our customers, employees, and communities.
Finally, we note that, after nearly thirteen years of extraordinary service on our Board including nearly ten years as Chairman, Hans Morris decided to step down. Hans’s leadership was instrumental in guiding our transformation into a national bank and building the foundation that makes today’s successes possible. We are deeply grateful for his many contributions.
On behalf of the Board, thank you for your investment in LendingClub.
Sincerely,

Scott Sanborn Chief Executive Officer and member of the Board	Timothy J. Mayopoulos Independent Chairman of the Board

Proxy Summary
Overview Of Voting Items

Proposal	Board Recommendation	Page
Proposal One: Election of Class III directors	For each nominee	57
Proposal Two: Advisory vote to approve the compensation of our named executive officers	For	58
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2026 fiscal year	For	59
Proposal Four: Management proposal to amend and restate the Company’s Eighth Amended and Restated Certificate of Incorporation to phase in the declassification of the Board of Directors	For	60
Proposal Five: Management proposal to amend and restate the Company’s Eighth Amended and Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents	For	62

The Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”) will be first distributed and made available to stockholders on or about April 21, 2026.
A Digital Bank for the Motivated Middle
LendingClub Corporation (including its subsidiaries, “LendingClub”, the “Company”, “we”, “us”, “our”) is a publicly traded bank holding company and operates a leading nationally chartered digital bank focused on serving a large and underserved segment of creditworthy U.S. consumers that we refer to as the “motivated middle.” These consumers are digitally capable, value-conscious, and make frequent use of credit to achieve intentional financial goals; however, they are often poorly served by traditional financial institutions due to structural inefficiencies and limited transparency. Our branchless, mobile-first platform enables members to apply for and manage lending and banking products digitally, delivering competitive pricing and a streamlined experience. We focus on high-demand areas of lending where inefficiencies persist, including personal loans, auto refinance, and point-of-sale financing for major purchases.
Our competitive differentiation is grounded in four core advantages: (i) an underwriting platform built on nearly two decades of proprietary data and machine-learning models; (ii) products designed to provide meaningful value to our members; (iii) digital experiences that enhance transparency and drive engagement, loyalty, and operating efficiency; and (iv) a technology stack engineered for innovation and scalability. Our advanced decisioning, pricing, and risk management capabilities are enabled by an extensive and diverse dataset spanning borrower behavior, credit performance, and economic cycles. We leverage our data advantage, lower-cost deposit base, and complementary marketplace platform and bank balance sheet to optimize loan sales and retention, generating both recurring net interest income and capital-light fee revenue while maintaining attractive returns through economic cycles.
Our lending products typically serve as the entry point to our ecosystem, with members often returning for additional borrowing needs as their financial needs evolve. We supplement these lending interactions with ongoing engagement through our mobile application and award-winning banking products, including checking and savings accounts and digital tools that provide members with insights into their debt, spending, and savings behavior. We believe our expanding product suite and integrated business model enable flexibility, resilience, and
Proxy Summary | 1

the ability to efficiently scale originations across multiple lending verticals, supporting sustainable growth and long-term value creation for our members and stockholders. Since our founding in 2006, more than five million individuals have become members and more than $100 billion of loans have been originated through our platform.
To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent Board of Directors (the “Board”) with substantial and relevant expertise.
2025 Strategic Priorities & Results
Our management team and Board are deeply focused on the evolution, execution and oversight of our strategy. Below is a summary of certain key 2025 strategic priorities and how we executed against them.

Strong Business Execution

Grew originations from $7.2B to $9.6B

Grew total assets to $11.6B, reflecting the success of our Structured Certificates program

Increased net income to $135.7M, primarily driven by higher marketplace sales and loan sales pricing, strong credit performance and higher net interest margin on a larger balance sheet

Meet or Exceed Stakeholder Expectations

Continued credit outperformance versus competitive set
  Outlined compelling roadmap and strategy at successful November 2025 Investor Day
  Materially reduced dilution from equity program (see pages 3 and 4 for more information)

Advance Our Products

Acquired Mosaic intellectual property to support H1 2026 entry into home improvement financing

Advanced our mobile capabilities in furtherance of our mobile-first approach

Launched LevelUp Checking, providing additional opportunities for member savings and engagement

Responsiveness to Stockholder Feedback
Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit feedback annually on our compensation and governance practices. Members of our management team participate in these conversations, and stockholders are also offered the opportunity to speak with a member of our Board. Stockholders have overwhelmingly expressed support for the proactive approach the Company has taken to solicit and incorporate stockholder feedback.

In 2024, 2025 and 2026, we reached out to stockholders representing, in aggregate, an estimated 46%, 33% and 58% of our then outstanding shares, respectively, and held meetings with those that requested a discussion. Thus far into 2026, we have had conversations with stockholders holding, in aggregate, an estimated 26% of our outstanding shares, including with the governance departments of some of our largest institutional stockholders. In addition to our annual stockholder outreach on governance and compensation practices, we maintain ongoing dialogue with many of our stockholders through our investor relations program.

Proxy Summary | 2

Overall, the stockholders we engaged with have expressed support for our strategy, and compensation and governance practices. Below is a summary of feedback we received from our stockholders and how we’ve responded.

What We Heard	What We Have Done
Equity Programs Stockholders are supportive of our commitments and initiatives to reduce the dilution from our equity compensation program	Evolved compensation program and amended equity plans to reduce equity utilization to meet stockholder supported targets (see below for more information)

PBRSU Design
Some stockholders expressed a desire for us to diversify our performance-based restricted stock unit (“PBRSU”) program to include an ambitious, but attainable, multi-year operating metric
Most stockholders support an at-risk compensation orientation with performance-based awards

Allocated 50% of the intended value of our PBRSUs to achievement against a 3-year Adjusted Net Income metric

Continued to allocate the remaining 50% of the intended value of our PBRSUs to achievement against a 3-year relative total stockholder return (“TSR”) metric, with target performance remaining at the 55th percentile

Corporate Governance
Stockholders continue to support our efforts to declassify the Board
Some stockholders prefer that we eliminate the supermajority vote requirement to amend our governing documents
Stockholders support the refreshment and composition of our Board

For the ninth consecutive year, the Board is including and recommending a proposal to phase-out our classified Board

For the fourth consecutive year, the Board is including and recommending a proposal to eliminate the supermajority voting requirement

Majority of Board appointed since 2021, with recent appointments adding diversity and significant banking experience

Reducing Dilution
In connection with our proposal in 2023 to amend and restate our 2014 Equity Incentive Plan (the “Equity Plan Proposal”), we made an accompanying commitment to materially reduce the dilution created from our equity compensation program. Specifically, our stated targets included reducing our annual utilization rate from our equity compensation program to below 4% by the end of 2027. This commitment and target are reflective of feedback we received from stockholders.
Below is a summary of the substantial measures we had already taken to manage dilution, including:
Reduced Award Sizes. Adjusted our internal guidelines to reduce target equity award sizes by 25%
Cliff Vesting. All equity awards to new hire employees have a one-year cliff before vesting begins
Cash-Choice Program. Created a “cash-choice” program where non-executive employees can elect to receive a portion of their long-term award in the form of a fixed value cash award in lieu of equity
Stock Options. Discontinued our use of stock options for equity awards and instead award restricted stock units (“RSUs”) and PBRSUs to our employees and executives as long-term awards
Further, in connection with our Equity Plan Proposal, we took the following steps to reinforce our commitment to managing dilution:
Termination of Evergreen Provision. Terminated the evergreen provision in our 2014 Equity Incentive Plan resulting in forfeiture of over 7 million shares that would otherwise be available for grant
Sunset Radius Plan. Committed to not issue any of the remaining 1.34 million shares available for grant under the 2016 Radius incentive plan
Proxy Summary | 3

In our discussions with stockholders, stockholders appreciated and acknowledged that equity compensation is a fundamental component of the Company’s ability to deliver competitive levels of compensation and that further reductions in equity compensation would need to be offset by increases in cash compensation in order to retain the human capital necessary to execute and advance the Company’s strategy.
Our equity awards are denominated in dollars to employees and then converted into shares/units; typically, by dividing the intended target dollar value by the 30-day trailing average of the Company’s stock price. Consequently, an increasing stock price results in reduced dilution as fewer shares are required to cover the intended target dollar value of an equity award. The Company considered the merits of not implementing any program changes and instead allowing for stock price appreciation to naturally reduce the dilution created from its equity compensation program. However, the Company determined that being more proactive with respect to reducing dilution, without the benefit of stock price appreciation, was preferable given the nearly universal feedback the Company received from its stockholders on the importance and urgency of reducing dilution.
Accordingly, in Q1 2024, we adopted a program whereby all long-term awards, including those granted to executives, are bifurcated into an equity portion (e.g., PBRSU and/or RSU) and a fixed value cash-based portion (the “Cash Award”), with the Cash Award vesting over 3-years like the equity portion. This program change is intended to decrease equity utilization while keeping target compensation levels intact and providing the Company another multi-year retention feature in its compensation program. We believe this program was the best available solution to balance reducing dilution, rewarding and retaining employees, and managing compensation expense. For executives, 25% of the intended target value of their long-term awards is allocated to a Cash Award, with the remaining 75% allocated to RSUs and PBRSUs. The Company carried forward the Cash Award program into 2025 because of the continued importance of reducing dilution.
Further, since November 2025, we have begun open market repurchases of our stock pursuant to a program approved by our Board of Directors in November 2025 to repurchase and acquire up to $100 million of our common stock through December 31, 2026, inclusive of the anticipated fair market value of shares of our common stock acquired by holding back a portion of vesting restricted stock units held by our employees to satisfy applicable tax withholding obligations.
The table below depicts our substantial progress on reducing our equity utilization and thereby placing the Company on track to meet or exceed its stated, and stockholder-supported, objectives with respect to managing dilution.
Combination of Program Changes and Stock Price Appreciation
Driving Dilution Below the Company’s Stated Commitment of 4%

Year	Shares Underlying Granted Equity Awards(1)	Unadjusted Share Utilization Rate(2)	Equity Shares Forfeited(3)	Equity Shares Held Back(4)	Open Market Repurchases	Adjusted Share Utilization Rate(5)
2021	6,381,557	6.3%	(2,608,187)	(495,231)	—	3.2%
2022	6,072,493	5.7%	(1,565,666)	(351,593)	—	3.9%
2023	7,839,756	7.1%	(3,457,344)	(2,550,213)	—	1.7%
2024	4,781,817	4.2%	(1,590,884)	(1,398,723)	—	1.6%
2025	3,199,920	2.8%	(791,378)	(1,059,666)	(389,624)	0.8%

1)
Reflects shares underlying equity awards granted assuming PBRSUs at target performance, other than with respect to the 2021 and 2023 PBRSUs which are reflected at the amount earned as such amount was greater than target performance.

2)
Reflects the quotient, expressed as a percentage, of (i) the “Shares Underlying Granted Equity Awards” and (ii) the number of total shares outstanding as of the end of the applicable year. As of December 31st of 2021 through 2025, the number of shares of Company common stock outstanding was 101,043,924, 106,546,995, 110,410,602, 113,383,917 and 115,368,987, respectively.

3)	Reflects shares underlying outstanding equity awards that were returned to the Company’s equity reserve as a result of a termination of service.
4)	Reflects shares held back by the Company to satisfy applicable tax withholding obligations with respect to the vesting of RSU and/or PBRSU awards.
5)
Reflects the quotient, expressed as a percentage, of (i) the “Shares Underlying Granted Equity Awards” adjusted for “Equity Shares Forfeited”, “Equity Shares Held Back” and “Open Market Repurchases” and (ii) the number of total shares outstanding as of the end of the applicable year.

Proxy Summary | 4

Safe Harbor Statement
Some of the statements in this Proxy Statement, including statements regarding financial results, our ability to effectuate and the effectiveness of Company strategy, the design of our compensation programs, the benefits of our products and services, Company performance and future equity utilization are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”), as well as in our subsequent filings made with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Proxy Summary | 5

Board of Directors &
Corporate Governance
LendingClub Board
Our Board oversees the strategy and overall business affairs of the Company. A key principle of our Company is maintaining the highest level of trust with customers, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our Company and stockholders, and helping us continue to earn the trust of our stakeholders. Currently all members of our Board also serve on the board of directors of our banking subsidiary, LendingClub Bank, and therefore are entrusted with monitoring and ensuring the safety and soundness of our banking operations as required by applicable banking regulations. Our Board is also responsible, in conjunction and consultation with the Compensation Committee, for periodically reviewing the performance of our CEO and for providing oversight of talent development and retention. Further, our Nominating and Corporate Governance Committee is responsible for providing primary oversight and review of our progress and disclosures with respect to Environmental, Social and Governance (“ESG”) matters.
Our Board currently has nine members and may establish a different number of authorized directors from time to time by resolution. All eight of our current non-employee directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). Our Board is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose term is then expiring. Our Board has proposed to phase out the classified board structure subject to stockholder approval of Proposal Four of this Proxy Statement at the Annual Meeting. If that proposal passes, our Board will phase into a structure in which all directors will be up for election each year to serve a term ending at the next annual meeting of stockholders.
Our Class III directors standing for re-election, if elected, will continue to serve as directors until the 2029 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.
Stockholder Outreach and Feedback
Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit feedback annually on our compensation and governance practices. Members of our management team participate in these conversations, and stockholders are also offered the opportunity to speak with a member of our Board.
In 2024, 2025 and 2026, we reached out to stockholders representing, in aggregate, an estimated 46%, 33% and 58% of our then outstanding shares, respectively, and held meetings with those that requested a discussion. Thus far into 2026, we have had conversations with stockholders holding, in aggregate, an estimated 26% of our outstanding shares, including with the governance departments of some of our largest institutional stockholders. In addition to our annual stockholder outreach on governance and compensation practices, we maintain ongoing dialogue with many of our stockholders through our investor relations program.
Overall, the stockholders we engaged with expressed support for our compensation and governance practices, including our efforts to declassify the Board and remove the supermajority voting standard. See “Proxy Summary – Responsiveness to Stockholder Feedback” beginning on page 2 for more information.
Board of Directors and Corporate Governance | 6

Board Leadership
Timothy Mayopoulos serves as the independent Chairman of our Board. John C. (Hans) Morris previously served as the independent Chairman of our Board and, after providing over a decade of leadership, service and support to the Company that enabled the transformation of our business and financial profile, he resigned from the position effective March 31, 2026.
While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is currently optimal for us and our stockholders.
In selecting Mr. Mayopoulos as the independent Chairman, the Board considered his: (i) tenure on the Board and deep understanding of the Company’s business, (ii) strong and relevant experience in the banking and financial services industries, (iii) demonstrated leadership on the Board and as Chair of the Operational Risk Committee, (iv) ability to devote sufficient time and attention to the position and (v) strategy and vision for the Company.
Board Role in Risk Oversight
Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, including our Chief Risk Officer and an internal audit team, which are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. In addition, the Board has requested and has been receiving regular updates from management regarding our response to the recent changes in the macroeconomic environment (including changing interest rates, inflation and market dynamics) and their impacts on us and our customers, employees and other stakeholders, and our efforts to mitigate these impacts.
The Board has delegated to the Operational Risk Committee and Credit Risk and Finance Committee (each comprised of independent directors) primary responsibility for the Board’s oversight of risk management. The Operational Risk Committee is primarily focused on strategic, legal, compliance and operational risk, including cybersecurity risk. The Credit Risk and Finance Committee is primarily focused on credit, market, interest rate and liquidity risk. In accordance with their charters, the Operational Risk Committee and Credit Risk and Finance Committee (collectively, the “Risk Committees”) assist our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Operational Risk Committee meets with our Chief Information Security Officer at least once per year to discuss the Company’s approach to cybersecurity risk management and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in our business. The Operational Risk Committee also receives presentations and reports on cybersecurity risks and information regarding any cybersecurity incident that meets established reporting thresholds, as well as ongoing updates until such incident has been addressed. We have also established Management Risk Committees to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks (including cybersecurity risk) for oversight at the Board level.
The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and overseeing our internal audit function. Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance
Board of Directors and Corporate Governance | 7

oversight obligations, and evaluates risk arising from governance matters. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in the section “Executive Compensation – Compensation Discussion and Analysis – Compensation Risk Assessment” below.
Director Independence
Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Syed Faiz Ahmad (Faiz Ahmad), Stephen Cutler, Allan Landon, Timothy Mayopoulos, Kathryn Reimann, Erin Selleck, Janey Whiteside and Michael Zeisser, representing eight of our current nine directors (and all of our current non-employee directors), do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Meetings and Attendance
In 2025, the Board held 9 meetings. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. Nine of our ten directors, at the time, attended our 2025 Annual Meeting of Stockholders.
In addition, each member of our Board is also a board member of our banking subsidiary, LendingClub Bank. In 2025, LendingClub Bank held a total of 47 meetings of the board or meetings of a committee of the board. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of LendingClub Bank during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the board of LendingClub Bank on which he or she served during the periods that he or she served.
In conjunction with the regularly scheduled meetings of the Board, the independent directors also periodically meet in executive sessions outside the presence of management. The independent Chairman of our Board, among other responsibilities, presides over such sessions.
Board Committees
Our Board has established an Audit Committee, a Compensation Committee, a Credit Risk and Finance Committee, a Nominating and Corporate Governance Committee and an Operational Risk Committee. The current composition and responsibilities of each of the committees of our Board are described below.
Members serve on committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which, along with our Corporate Governance Guidelines, are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”
Board of Directors and Corporate Governance | 8

Director	Audit Committee	Compensation Committee	Credit Risk & Finance Committee	Nominating & Corporate Governance Committee	Operational Risk Committee
Faiz Ahmad
Stephen Cutler					Chair
Allan Landon	Chair
Timothy Mayopoulos
Kathryn Reimann
Erin Selleck			Chair
Janey Whiteside
Michael Zeisser		Chair		Chair

Audit Committee
The current members of our Audit Committee are Stephen Cutler, Allan Landon (chair), Kathryn Reimann and Erin Selleck. All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Landon is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Landon.
In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board or any other committee of the board (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.
Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.
During 2025, our Audit Committee held 11 meetings.
Compensation Committee
The current members of our Compensation Committee are Faiz Ahmad, Allan Landon, Janey Whiteside and Michael Zeisser (chair). All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.
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Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs, and administers our annual cash bonus program and long-term compensation plans and arrangements for employees generally. Our Compensation Committee also oversees our broader compensation philosophy and approach to human capital. From time to time and as it deems appropriate, our Compensation Committee may delegate its authority to subcommittees and, with respect to non-executive officer compensation, to our officers.
During 2025, our Compensation Committee held 6 meetings.
Credit Risk and Finance Committee
The current members of our Credit Risk and Finance Committee are Allan Landon, Timothy Mayopoulos and Erin Selleck (chair). Our Credit Risk and Finance Committee assists our Board in its oversight of our key risks, including credit, market, interest rate and liquidity risk, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Credit Risk and Finance Committee assists the Board in monitoring our risk management system, including ensuring that it is commensurate with our size, complexity and risk profile.
During 2025, the Credit Risk and Finance Committee held 4 meetings.
Nominating and Corporate Governance Committee
The current members of our Nominating and Corporate Governance Committee are Faiz Ahmad, Timothy Mayopoulos, Janey Whiteside and Michael Zeisser (chair). All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.
Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and Board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our business conduct and ethics policy. Our Nominating and Corporate Governance Committee also provides primary oversight and review of our progress and disclosures with respect to ESG matters (including climate matters).
During 2025, our Nominating and Corporate Governance Committee held 3 meetings.
Operational Risk Committee
The current members of our Operational Risk Committee are Faiz Ahmad, Stephen Cutler (chair), Kathryn Reimann and Erin Selleck. Our Operational Risk Committee assists our Board in its oversight of our key risks, including technology and security (including cybersecurity risk), strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks.
During 2025, our Operational Risk Committee held 4 meetings.
Director Skills and Experience
Our nominees and continuing directors provide a balanced mix of skills and attributes to adeptly oversee our business. Although the Board currently believes that its members have the necessary skills and expertise, the Board regularly monitors the evolution of the Company and the fintech and banking industry, and as part of its refreshment process evaluates its ability to continue to provide necessary skills and experience. The following matrix summarizes certain skills and attributes of our nominees and continuing directors. The matrix is intended to be a high-level summary of what the Board views as key skills and attributes and is not a comprehensive list of each director’s skills or contributions to the Board.
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Nominees and Continuing Directors	Ahmad	Cutler	Landon	Mayopoulos	Reimann	Sanborn	Selleck	Whiteside	Zeisser
Consumer Banking Consumer banking and financial services industries experience
Fintech Experience applying technology to financial services
Consumer Internet Expertise in the use of consumer internet platforms and technology
Financial Markets Financial markets experience, including capital market transactions
Accounting / Financial Literacy Accounting and/or finance expertise, including internal controls
Legal / Regulatory Legal and/or regulatory expertise, including reporting obligations
Marketing / PR Create and execute marketing and/or public relations strategies
Compensation / Employee Matters Executive compensation and employee recruitment/retention
Public Board Experience Experience as a board member of another publicly traded company
Risk Management Evaluate, manage and mitigate enterprise risk
Technology / Product Develop and launch new technologies, products and services
Cybersecurity Expertise in cybersecurity and related systems/technologies

The following graphics summarize certain other attributes of our nominees and continuing directors. The Board believes that an independent Board with balanced mix of age, tenure and background enables a diversity of thought and perspective and therefore allows the Board to provide more comprehensive oversight of the Company and more robust discussions with Company management.

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Additional Governance Measures
For information regarding additional governance measures we have implemented in recent years, please see the section titled “Additional Governance Measures” beginning on page 34.
Business Conduct and Ethics Policy
Our Board adopted a business conduct and ethics policy that applies to all of our employees, officers and directors, including our CEO, CFO and our other executive officers. The full text of the business conduct and ethics policy is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our business conduct and ethics policy, or waivers of provisions contained therein, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee are or have at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serve or in the past fiscal year have served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.
Information Regarding Our Directors
The following table sets forth the names, ages and certain other information for each of the directors with terms expiring at the Annual Meeting (and who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Kathryn Reimann(1)(2)	III	69	Director	2022	2026	2029
Scott Sanborn	III	56	CEO & Director	2016	2026	2029
Michael Zeisser(3)(4)	III	61	Director	2019	2026	2029
Continuing Directors
Faiz Ahmad(2)(3)(4)	I	54	Director	2022	2027	—
Allan Landon(1)(4)(5)	I	78	Director	2021	2027	—
Timothy Mayopoulos(3)(5)	I	67	Director	2016	2027	—
Stephen Cutler(1)(2)	II	64	Director	2023	2028	—
Erin Selleck(1)(2)(5)	II	69	Director	2021	2028	—
Janey Whiteside(3)(4)	II	54	Director	2023	2028	—

1)	Member of the Audit Committee
2)	Member of the Operational Risk Committee
3)	Member of the Nominating and Corporate Governance Committee
4)	Member of the Compensation Committee
5)	Member of the Credit Risk and Finance Committee
Note that under Proposal Four of this Proxy Statement, we are proposing to amend and restate our Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders following his or her election.
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Nominees for Director
Kathryn Reimann joined our Board in August 2022. Since September 2023, Ms. Reimann has served as a lecturer at University of Miami Law School on ethics and compliance topics. Further, since September 2021, Ms. Reimann has served as a Senior Advisor at Oliver Wyman specializing in regulatory compliance and risk management, regulatory policy, governance and ethics matters. Ms. Reimann has also provided compliance advisory expertise and services as the principal of Lyncroft Compliance LLC since February 2021. She has also served as an Adjunct Professor and Senior Fellow in the Program on Corporate Compliance & Enforcement at New York University School of Law since December 2019 and a regulatory advisor to Hummingbird Regtech since January 2020. She previously served as a Senior Managing Director of Treliant LLC from August 2018 to October 2019 and as Chief Compliance Officer and Managing Director for Citibank NA and Citi’s Global Consumer Banking business from August 2006 to July 2018. Earlier, she served as Global Compliance Head and Managing Counsel of American Express and as Chief Compliance Officer at Lehman Brothers. She was elected to the American Law Institute in 2016 and served as an advisor on their compliance principles project. She holds an A.B. from Princeton University’s School of Public and International Affairs and a J.D. from New York University School of Law. Ms. Reimann brings extensive experience in consumer financial regulation, bank governance and compliance risk management to our Board.
Scott Sanborn has served as our Chief Executive Officer and as a member of our Board since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013 to March 2016 and Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. from Tufts University. Mr. Sanborn has significant executive and leadership experience and has been a driver of our strategy and growth for nearly 10 years and instrumental in transforming the Company from a small privately held company to a publicly traded company and industry leader. Mr. Sanborn brings the perspective as our Chief Executive Officer and extensive experience with LendingClub and the fintech industry to our Board.
Michael Zeisser joined our Board in September 2019. Mr. Zeisser currently serves as the Managing Partner of FMZ Ventures, a growth equity investment fund focused on experienced economy and marketplace ecosystems. From 2013 to April 2018, Mr. Zeisser served as Chairman, U.S. Investments for Alibaba Group and led Alibaba’s strategic investments outside of Asia. From 2003 to 2013, Mr. Zeisser served as Senior Vice President of Liberty Media Corporation, where he led investments in digital media, online gaming, and commerce. Prior to joining Liberty Media, Mr. Zeisser was a partner at McKinsey & Company. Mr. Zeisser also serves on the board of directors of several privately held companies. Previously, Mr. Zeisser served on the board of directors of Global Technology Acquisition Corp. from October 2021 to April 2024 and on the board of directors of Shutterfly, Trip Advisor, IAC, TIME Inc. and XO Group. Mr. Zeisser graduated from the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Zeisser brings extensive experience in corporate development, strategy and consumer marketplaces to our Board.
Continuing Directors
Faiz Ahmad joined our Board in August 2022. Since February 2025, Mr. Ahmad has served as Chief Executive Officer of Paula’s Choice, LLC, a consumer beauty company and entity of Unilever PLC. From August 2022 to March 2024, Mr. Ahmad served as Chief Commercial Officer of YETI Holdings, Inc. Prior to joining YETI, Mr. Ahmad was CEO, Direct-to-Consumer from June 2020 to July 2022 and Chief Digital Services Officer from September 2019 to June 2020 at Optum, a subsidiary of United Health Group, where he led the creation and go-to-market strategy for Optum’s direct to consumer digital health marketplace for care and pharmacy needs. He also served as Senior Director and Global Head for the Apple Online Store and Apple Retail Market Development for Apple Inc. from February 2015 to August 2019, where he was responsible for the growth strategy, including customer acquisition and affinity programs, for Apple’s retail markets. He also held leadership positions at Delta Airlines, and, in his last role as Managing Director, managed Delta’s digital and customer facing touch points while overseeing the overall digital strategy, global business development, product roadmaps and experience design.
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Mr. Ahmad received his Master of Business Administration from Emory University and graduated from the Manipal Institute of Technology in India with a Bachelor of Engineering. Mr. Ahmad brings extensive experience in leveraging technology to transform the customer experience for consumer brands to our Board.
Stephen Cutler joined our Board in March 2023. Mr. Cutler served as Of Counsel at Simpson Thacher & Bartlett LLP from January 2023 to June 2025. From April 2018 to January 2023, Mr. Cutler was a Partner at Simpson Thacher & Bartlett LLP and, for a portion of that time, served as Global Head of the firm’s Government and Internal Investigations Practice. Prior to joining Simpson Thacher, Mr. Cutler was Vice Chairman from 2016 to 2018 and General Counsel from 2007 to 2016 of JPMorgan Chase & Co. Earlier in his career, Mr. Cutler served as Director of the SEC’s Division of Enforcement from 2001 to 2005. Mr. Cutler also serves on the board of The Metropolitan Museum of Art and previously served on the boards of the Financial Industry Regulatory Authority (FINRA) and the National Women’s Law Center. Mr. Cutler received his B.A., summa cum laude, from Yale University and his J.D. from Yale Law School, where he was an editor of the Yale Law Journal. Mr. Cutler brings extensive experience in the banking industry and legal discipline to our Board.
Allan Landon joined our Board in February 2021. Since June 2011, Mr. Landon has served in various capacities at the University of Utah, including Innovation Advisor, Assistant Dean and Adjunct Professor at the David Eccles School of Business. His teachings cover business leadership and banking courses and help develop experiential learning programs. He also directed the Utah Center for Financial Services. From July 2011 to July 2018, Mr. Landon was Operating Partner at Community BanCapital and CBC Management GP, an Investment Management company. From 2004 to 2010, Mr. Landon served as Chairman and Chief Executive Officer of Bank of Hawaii. Before joining Bank of Hawaii, Mr. Landon was the Chief Financial Officer of First American Bank. Earlier Mr. Landon was a Certified Public Accountant (CPA) and partner with Ernst & Young, serving public and privately-owned community, regional banks and other financial institutions. Mr. Landon is a member of the Board of Directors of Electronic Caregiver, Inc., and previously served on the Board of Directors of State Farm Mutual Automobile Insurance and Whistic, Inc. Mr. Landon holds a B.S. from Iowa State University. Mr. Landon brings extensive experience in the banking and financial services industries to our Board.
Timothy J. Mayopoulos joined our Board in August 2016. Since October 2023, Mr. Mayopoulos has served as CEO of Power Forward Communities, a nonprofit dedicated to decarbonizing American homes. During March 2023, at the request of the FDIC, Mr. Mayopoulos served as President and CEO of Silicon Valley Bridge Bank, N.A. From January 2019 to March 2023, Mr. Mayopoulos served as President of Blend Labs, Inc., a publicly traded enterprise software company serving mortgage originators and financial institutions. From 2012 to 2018, Mr. Mayopoulos served as President and CEO of Fannie Mae, a government sponsored enterprise and one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009 in the wake of the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and, in that role, led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior legal positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Blend Labs, Inc., Science Applications International Corporation (SAIC) and several privately held companies. He is a graduate of Cornell University and New York University School of Law. Mr. Mayopoulos brings extensive experience in the banking and financial services industries and legal and regulatory disciplines to our Board.
Erin Selleck joined our Board in February 2021. Prior to her retirement in 2014, Ms. Selleck served as Senior Executive Vice President and Treasurer for MUFG Union Bank, a key subsidiary of Japan’s Mitsubishi UFJ Financial Group (MUFG), one of the world’s largest financial organizations. Her accomplishments at Union Bank include successfully guiding the bank through the 2008 financial crisis, growing the bank’s balance sheet, and navigating an increasingly challenging economic and regulatory environment in the banking industry. Before joining MUFG Union Bank, Ms. Selleck served as Vice President and Manager in Corporate Treasury at Bank of
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America. Ms. Selleck served on the board of Broadway Financial Corp/Broadway Federal Bank from 2015 until March 2021. Ms. Selleck holds a B.A. in Sociology and an M.B.A. from University of California at Berkeley. Ms. Selleck brings extensive experience in the banking and financial services industries to our Board.
Janey Whiteside joined our Board in April 2023. Since October 2022, Ms. Whiteside has served as a partner of the Consello Group, a financial services advisory and strategic investing platform. Ms. Whiteside has also served as the Chief Growth Officer of Consello since June 2024. Prior to joining Consello, Ms. Whiteside was Executive Vice President and Chief Customer Officer of Walmart Inc. from August 2018 to March 2022, where she was responsible for the customer journey for both Walmart stores and e-commerce across marketing, creative, PR, product and design, and launched Walmart Connect and Walmart+. From 1997 to July 2018, Ms. Whiteside served at American Express Company in business development, marketing and operating roles in various customer segments, including most recently EVP & GM – Global Premium Products & Benefits and EVP & GM – Global Charge Products, Benefits & Services. Prior to American Express, Ms. Whiteside worked at HSBC Bank from 1993 to 1997. Ms. Whiteside is a member of the Board of Directors of Lyft, Inc. Ms. Whiteside holds an Economics & Management Studies degree (BSc Econ) from Cardiff University. Ms. Whiteside brings extensive experience in the financial services industry and in the marketing, digital and commercial disciplines to our Board.
Considerations in Evaluating Director Nominees
In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience and the skills set forth in the director skills matrix beginning on page 10.
Exceptional candidates who do not meet all of the above criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests.
Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity characteristics in identifying director nominees, including diversity in the perspective, experience, background and skills that contribute to the Board’s performance of its responsibilities in the oversight of our Company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals or search firms assisting with recruitment to seek out potential candidates with diversity characteristics, to ensure that the Nominating and Corporate Governance Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for election.
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms (which locate qualified candidates that meet the Nominating and Corporate Governance Committee’s criteria), stockholders or other persons. The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our Amended and Restated Bylaws (the “Bylaws”). Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 88 Kearny Street, Suite 600, San Francisco, California 94108. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s
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qualifications as a director, other information specified in our Bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, along with an irrevocable resignation, contingent (i) on that nominee not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. All candidates are evaluated under the same process which is conducted by our Nominating and Corporate Governance Committee, and may be considered at any point during the year. Stockholders otherwise may recommend persons for the Board to consider for nomination. If any materials are provided by a stockholder in connection with the nomination or recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.
All proposals of stockholders (including nominations but excluding proposals under SEC Rule 14a-8) that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices no later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting. For stockholder proposals under SEC Rule 14a-8, see “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING – 17. How can I make proposals or nominate a director at next year’s annual meeting?”.
Director Compensation
Our non-employee director compensation program is described below. In addition, we reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Employee directors are not eligible to receive additional compensation for their service as directors. Accordingly, Mr. Sanborn, our Chief Executive Officer, received no additional compensation in 2025 for his service as a director. Our non-employee directors do not receive perquisites.
Equity Compensation
Under our non-employee director compensation program, each new non-employee member of our Board receives an equity award of RSUs in connection with his or her initial election or appointment to our Board having a target grant date fair value equal to $200,000 multiplied by a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of our most recently completed annual meeting of stockholders and the date the non-employee director becomes a member of our Board, and the denominator of which is 365 (the “Initial Director Award”).
To satisfy stock ownership requirements set forth by the federal banking regulations, the Initial Director Award shall have a target grant date fair value equal to at least $1,000 and $1,000 of the Initial Director Award will vest immediately. The remainder of the Initial Director Award, if any, will vest on the one-year anniversary of our most recently completed annual meeting of stockholders. For example, a non-employee director that joins our Board mid-way through the one-year anniversary of our most recently completed annual meeting of stockholders would receive an Initial Director Award having a target grant date fair value equal to $100,000 with $1,000 vesting immediately and the remainder vesting on the one-year anniversary of our most recently completed annual meeting of stockholders.
Each continuing non-employee member of our Board receives on the date of our annual meeting of stockholders an equity award of RSUs having a target grant date fair value of $200,000 that vests quarterly over one year (the “Annual Director Award”). The number of RSUs granted to non-employee directors is determined by dividing the target grant date fair value of the equity award (e.g., the Initial Director Award or Annual Director Award) by our stock price on the date of grant.
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Cash Compensation
Each non-employee director receives the applicable annual cash retainers listed below based on their board and committee service. Committee chairpersons do not receive the committee member retainer in addition to the chairperson retainer. Our non-executive Board chairperson does receive both the cash retainer as a non-employee director and the cash retainer as non-executive Board chairperson.
Board and Committee Service	2025 Cash Retainer Amounts
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairperson	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee, Operational Risk Committee, and Credit Risk & Finance Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee, Operational Risk Committee, and Credit Risk & Finance Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

Cash retainers are generally paid semi-annually after services are rendered instead of paid in advance. Specifically, non-employee directors typically receive a cash payment in June for services performed from January to June and a cash payment in December for services performed from July to December.
Bank Board Service
Each member of our Board and committee of our Board also concurrently serves as a director of our banking subsidiary, LendingClub Bank (the “Bank Board”) and in a corresponding capacity on the corresponding committee, if any, of the Bank Board. Accordingly, by way of example only, a member of our Board who serves as a member of the Audit Committee of our Board and the chair of the Operational Risk Committee of our Board, then also concurrently serves as a member of the Bank Board, a member of the Audit Committee of the Bank Board and the chair of the Operational Risk Committee of the Bank Board (such concurrent service, “Concurrent Service”). Our non-employee directors do not receive any additional compensation for Concurrent Service on the Bank Board.
Our non-employee director compensation program provides a per meeting cash retainer in the amounts described below, subject to a maximum calendar year payment of $25,000, for non-employee directors who serve on a committee of the Bank Board that meets at least three times in the then current calendar year and for which there is no corresponding Board committee (such Bank Board committee, a “Bank Only Committee”).
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By way of example only, a Bank Only Committee could include a committee responsible for providing oversight of mergers and acquisitions, legal and regulatory compliance, capital management or a Community Reinvestment Act program. In 2025, there was a single Bank Only Committee that held 5 meetings (the “2025 Bank Only Committee”). Ms. Selleck served as chair of the 2025 Bank Only Committee and each of Ms. Reimann and Messrs. Landon and Mayopoulos served as members until June 2025, when the 2025 Bank Only Committee was dissolved.

Bank Only Committee Service	2025 Cash Retainer Amounts
Chairperson of a Bank Only Committee	$2,000 per meeting
Bank Only Committee Member	$1,000 per meeting

Director Stock Ownership Guidelines
Our director stock ownership guidelines provide that each non-employee director hold equity (vested shares and/or shares underlying RSU awards) equal to at least $400,000 in value, or ten times the current base cash retainer for non-employee director service, within three years from the date of appointment or election to our Board. Compliance with these guidelines will be considered by our Nominating and Corporate Governance Committee when making recommendations to the Board regarding whether to nominate directors for re-election.
All of our non-employee director nominees and continuing non-employee directors are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.
2026 Changes to Non-Employee Director Compensation Program
In Q1 2026, the Compensation Committee commissioned a study from its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), to evaluate our non-employee director compensation program. Based on the results of the study, and in order to maintain a competitive non-employee director compensation program while recognizing the significant expertise and time commitment required to serve on our Board, the Compensation Committee recommended, and our Board approved, the following revisions to our non-employee director compensation program, effective as of our Annual Meeting (as revised, the “Revised Program”). The Revised Program furthers the equity orientation of our non-employee director compensation program, demonstrating strong alignment with stockholder interests. Pursuant to the Revised Program, the Annual RSU Award to be granted to our non-employee directors on the date of the Annual Meeting will have a target grant date fair value of $240,000.

Component	Current Program	Revised Program
Equity – Initial RSU Award
$200,000, prorated for service between the director’s service commencement date and the one-year anniversary of the last annual meeting. $1,000 of the award vests immediately, and the remainder vests on the one-year anniversary of the prior annual meeting.
		$240,000, same proration and vesting terms as the current program
Equity – Annual RSU Award	$200,000, vests quarterly over 1 year	$240,000, same vesting terms as the current program
Cash – Retainer for Non-Executive Board Chairperson	$25,000	$50,000

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2025 Director Compensation
The following table provides information regarding the total compensation paid or awarded in 2025 to each of our non-employee directors who served during 2025. Mr. Sanborn received no compensation for his 2025 service on our Board because he was an employee director.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Total ($)
Faiz Ahmad	61,000	—	200,006	261,006
Stephen Cutler	60,500	—	200,006	260,506
Allan Landon	85,000	—	200,006	285,006
Timothy Mayopoulos	69,500	—	200,006	269,506
John C. (Hans) Morris(3)	87,500	—	200,006	287,506
Kathryn Reimann	65,500	—	200,006	265,506
Erin Selleck	78,500	—	200,006	278,506
Janey Whiteside	53,000	—	200,006	253,006
Michael Zeisser	67,500	—	200,006	267,506

1)	Reflects amounts paid in 2025.
2)
Amounts reflect the aggregate grant date fair value of the RSUs granted in 2025, without regard to forfeitures, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of this amount are included in “Note 15. Equity – Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. This amount does not reflect the actual economic value realized by each director.

3)	Mr. Morris resigned from his position as Chairman of the Board and as a member of the Board effective March 31, 2026.
Options and Stock Awards Held
The following table sets forth the aggregate number of options and stock awards held as of December 31, 2025, by each individual who served as a non-employee director during 2025. All stock awards held by non-employee directors are in the form of RSU awards.

	As of December 31, 2025
Director	Total Options Held	Total Stock Awards Held
Faiz Ahmad	—	9,561
Stephen Cutler	—	9,561
Allan Landon	—	9,561
Timothy Mayopoulos	—	9,561
John C. (Hans) Morris	120,758	9,561
Kathryn Reimann	—	9,561
Erin Selleck	—	9,561
Janey Whiteside	—	9,561
Michael Zeisser	—	9,561

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Executive Officers
The following table identifies certain information about our current executive officers. Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	56	Chief Executive Officer
Andrew LaBenne	52	Chief Financial Officer
Jordan Cheng	51	General Counsel and Corporate Secretary
Steven Mattics	57	Chief Lending Officer
Dov Haselkorn	46	Chief Risk Officer(1)

1)	Mr. Haselkorn was appointed Chief Risk Officer of the Company effective March 2026.
For biographical information regarding Mr. Sanborn, please refer to the section titled “Information Regarding Our Directors” above.
Andrew LaBenne has served as our Chief Financial Officer since September 2022. From July 2022 to September 2022, Mr. LaBenne served as our Executive Vice President, Finance. From April 2021 to May 2022, Mr. LaBenne served as Executive Vice President and Chief Financial Officer of Bakkt Holdings, Inc. (formerly Bakkt Holdings, LLC) and was responsible for all finance, investor relations and enterprise risk functions. From April 2015 to April 2021, Mr. LaBenne was Chief Financial Officer of Amalgamated Financial Corp. From August 2013 until April 2015, Mr. LaBenne was Chief Financial Officer of Business Banking for JPMorgan Chase & Co. Earlier Mr. LaBenne spent 17 years at Capital One Financial in various roles, including as the CFO of Retail Banking and CFO of Commercial Banking. Mr. LaBenne holds a bachelor’s degree in engineering from the University of Michigan and an M.B.A. from the University of Virginia.
Jordan Cheng has served as our General Counsel and Corporate Secretary since October 2023. From May 2020 to October 2023, Mr. Cheng served as Senior Vice President and General Counsel of LendingClub Bank, our wholly-owned subsidiary. Mr. Cheng previously served as Vice President, Deputy General Counsel and Secretary of Comenity Bank and Comenity Capital Bank, subsidiaries of Alliance Data Systems Corporation (now Bread Financial), from July 2018 to May 2020, and in various leadership roles, most recently as Vice President and Deputy General Counsel of Alliance Data Systems Corporation from August 2013 to July 2018. Prior to Alliance Data, Mr. Cheng served in various leadership and in-house legal positions at Franklin Capital Corporation, JPMorgan Chase Bank and U.S. Bank from June 2002 to August 2013. Mr. Cheng holds a B.S. in Accounting from the University of Utah and a J.D. from the University of Cincinnati College of Law.
Steven Mattics has served as our Chief Lending Officer since April 2025. Mr. Mattics previously served as Executive Vice President, Head of Retail Payment Solutions (Credit Cards) from January 2020 to May 2025, and Chief Revenue Officer, Retail Payment Solutions from September 2018 to January 2020 at U.S. Bank. Prior to U.S. Bank, Mr. Mattics served as President, Nordstrom Credit Services and EVP, Credit and Payments at Nordstrom from June 2012 to September 2018 and Chairman of the Board and CEO of Nordstrom Bank, a Federal Savings Bank, from June 2012 to November 2017. Mr. Mattics also served as Executive Vice President, Head of Retail Cards for HSBC Card and Retail Services from May 2001 to May 2012. Mr. Mattics holds a B.S. in Mathematics from the University of South Alabama and did his graduate studies in Statistics at Iowa State University.
Executive Officers | 20

Dov Haselkorn has served as our Chief Risk Officer since March 2026. From January 2026 to March 2026, Mr. Haselkorn served as our Executive Vice President, Risk. Mr. Haselkorn previously served as the Chief Operational Risk Officer from March 2021 to June 2025 and Chief Model Risk Officer from June 2020 to March 2024 at Capital One. Prior to Capital One, Mr. Haselkorn served as Head of Finance Practice, Americas from February 2018 to June 2020, Finance & Risk Partner from November 2010 to June 2020 and Consultant from September 2003 to November 2010 at Oliver Wyman. Mr. Haselkorn holds a B.A. in Economics from Princeton University.
Executive Officers | 21

Executive Compensation –
Compensation Discussion & Analysis
Overview
This section describes our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation components and the decisions made in 2025 for our named executive officers (“NEOs”), who were the following during 2025:
■	Scott Sanborn, our Chief Executive Officer;
■	Andrew LaBenne, our Chief Financial Officer;
■	Annie Armstrong, our Chief Risk Officer, who resigned from her position effective March 1, 2026;
■	Jordan Cheng, our General Counsel and Corporate Secretary; and
■	Steven Mattics, our Chief Lending Officer.
The compensation provided to our NEOs for 2025 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes, and the narrative in this section.
Compensation Philosophy and Principles
To successfully execute on our strategy and continue to develop and operate smart, simple and rewarding financial services solutions for millions of Americans, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to build new products, engage our members, and manage and grow our business. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management. Because we operate in a highly competitive and dynamic market for talent, our compensation program must be designed to reward and retain our top talent.
Central to our compensation philosophy is incentivizing and rewarding the achievement of strategic and financial goals of the Company and correlating compensation to stockholder returns over the longer term. To that end, we believe that competitive compensation packages should include a combination of base salaries, annual cash bonus opportunities and long-term awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:
■	recruit and retain an exceptional executive team;
■	incentivize and reward the achievement of strategic and financial goals of the Company; and
■	utilize compensation elements that are directly linked to stockholder returns.
Stockholder Engagement & Feedback
Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit feedback annually on our compensation and governance practices. Members of our management team participate in these conversations, and stockholders are also offered the opportunity to speak with a member of our Board.
In discussions with stockholders, we received positive feedback for: (i) diversifying our PBRSU program to include a multi-year operating metric to supplement the relative TSR metric, (ii) our orientation towards at-risk and long-term compensation, and (iii) our efforts and initiatives, including allocating a greater portion of target compensation to cash compensation in lieu of equity compensation, to reduce the dilution created from our compensation programs.
Executive Compensation – Compensation Discussion and Analysis | 22

Below is a summary of compensation and governance enhancements we have made since 2017 in response to stockholder feedback.

2017-2018	2019-2020	2021-2022	2023	2024-2026
■ Introduced PBRSUs for CEO and expanded to CFO ■ Adopted clawback policy, stock ownership guidelines and majority vote standard ■ Put forth declassification proposal	■ Expanded PBRSU program to all NEOs ■ Reformulated PBRSU program and adopted various compensation policies ■ Continued to put forth declassification proposal
■
Enhanced PBRSUs by shifting entirely to a 3-year performance period and limiting payouts in the event of negative TSR
■
Reduced equity award sizes by 25% and began cash-choice program to help mitigate dilution
■
Continued to put forth declassification proposal

■
Revised clawback policies, with collective coverage in excess of applicable requirements
■
Put forth proposal to remove supermajority voting requirement
■
Continued to put forth declassification proposal

■
Diversified PBRSU program by incorporating a 3-year operating metric
■
Expanded use of cash awards in long-term incentive compensation to reduce dilution
■
Continued to put forth supermajority and declassification proposals

Responsiveness to stockholder feedback and related enhancements to compensation programs drive positive say-on-pay vote outcomes, with above 90% support from stockholders since 2020

Realized Compensation Aligned with Results and Retention
We believe that our compensation approach supports our objective of rewarding performance and supporting retention, reflecting an opportunity for financial upside when performance and retention objectives are met. In particular, our use of equity awards provides a direct link between stockholder interests and the compensation of our NEOs, thereby motivating and incentivizing our NEOs to focus on increasing our market capitalization over the long term. Conversely, our compensation approach reduces payouts when performance or retention objectives are not met.
2025 Executive Compensation Program

Element	Form	Description	Retention and/or Performance Link
Base Salary	Cash	Salaries are competitive and appropriate based on the scope, size and complexity of our business, and represent the only element of our 2025 compensation program that is not at-risk and/or long-term
Annual Corporate Bonus	Cash	Cash bonuses reward our executive officers for achieving pre-defined in-year financial goals that support our long-term business strategy	Pre-Provision Net Revenue, Total Net Revenue and GAAP Net Income, with no payouts if threshold performance is not met; final amounts may be adjusted to reflect individual performance

Executive Compensation – Compensation Discussion and Analysis | 23

Element	Form	Description	Retention and/or Performance Link
Long-Term Compensation	Cash	Cash-based portion of long-term award promotes retention and reduces dilution from our compensation programs	Three-year vesting period
	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests and promotes retention	Stock price performance over a three-year vesting period
	PBRSUs	Long-term performance-based equity aligns compensation with stockholder returns
PBRSUs allocated equally between an Adjusted-Net Income portion and a relative TSR portion, with an absolute TSR modifier
Earned only if performance thresholds are met over a three-year performance period, with target performance for the relative TSR portion set at the 55th percentile
Maximum funding cap of 125% of target; cap for the relative TSR portion becomes 100% of target if absolute TSR is negative and relative TSR is below the 75th percentile

Compensation Structure Reflects Alignment between Pay and Performance/Retention
The below graphic shows the composition of our CEO’s and the average of our other NEOs’ target compensation in 2025 (using the target grant date fair value of cash and equity awards) as well as the percentages that are considered at-risk or long-term compensation, demonstrating strong alignment in our compensation structure between pay and performance/retention.
2025 Total Target Compensation

Compensation-Setting Process
Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our compensation program for executive officers, including base salaries, annual cash bonus opportunities and payouts, and long-term award opportunities and payouts (including the size, design and achievement of performance objectives, where applicable). Our Compensation Committee evaluates our executive compensation programs at least annually and more frequently if circumstances warrant. The Compensation Committee is also responsible for determining the compensation for our CEO and making recommendations to the Board regarding non-employee director compensation. The Compensation Committee retains and is supported by FW Cook, an independent compensation consultancy. During 2025, our Compensation Committee held 6 meetings.
Executive Compensation – Compensation Discussion and Analysis | 24

Role of Compensation Consultant. During 2025, FW Cook advised the Compensation Committee on the compensation policies and market practices among publicly-traded companies. Other than the forgoing, FW Cook did not provide any services to us. In December 2025, the Compensation Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.
Role of Management. The Compensation Committee looks to our CEO to make preliminary recommendations regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. As to the CEO, the Compensation Committee works closely with its independent compensation consultant, our Chief People Officer and our legal department to gather data on competitive market practices and to evaluate potential modifications to our compensation program. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.
Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk, supporting retention and aligning our compensation with the creation of long-term value for our stockholders. During 2025, our Compensation Committee was comprised solely of independent directors under the NYSE listing standards and conducted an annual review and approved our compensation strategy.
Use of Comparative Market Data
The Compensation Committee seeks to compensate our executive officers at a level that allows us to successfully retain the best possible talent to manage and grow our business, and drive productivity and efficiency. In setting executive compensation, the Compensation Committee periodically assesses how compensation for our executive officers compares against executives in similar positions at a group of peer companies. In making 2025 compensation decisions the Compensation Committee reviewed compensation data from the 2024 peer group, which was the peer group that was in effect at such time.
In addition to considering compensation data in making compensation decisions, the Compensation Committee also considers the criticality and scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation in target compensation among our executive officers, as well as the CEO’s and Compensation Committee’s assessment of each executive officer’s performance and impact on the organization.
The Compensation Committee believes that the level of target compensation provided to our NEOs is appropriate to attract and retain the exceptional talent required to lead the Company, especially as a regulated banking institution and in the highly competitive San Francisco Bay Area labor market.
The Compensation Committee typically conducts a full review of our peer group every other year. The most recent review occurred during Q3 2024, at which time the Compensation Committee selected the following companies to constitute the Company’s executive compensation peer group:

Affirm Holdings, Inc.	Marqeta, Inc.
Axos Financial, Inc.	MoneyLion, Inc.
Banc of California, Inc.	NerdWallet, Inc.
Blend Labs, Inc.	Open Lending Corp.
Bread Financial Holdings, Inc.	Pathward Financial, Inc.
Domo, Inc.	Preferred Bank
Enova International, Inc.	SoFi Technologies, Inc.
Green Dot Corporation	The Bancorp, Inc.
LendingTree, Inc.	TriCo Bancshares
Live Oak Bancshares, Inc.	Upstart Holdings, Inc.

Executive Compensation – Compensation Discussion and Analysis | 25

In selecting the executive compensation peer group, the Compensation Committee focused on companies in the banking and fintech sectors. The Compensation Committee considered public companies, with particular attention to several fintech companies that recently became publicly traded, whose business is based in the United States and whose shares are listed on a national securities exchange in the United States, because compensation practices vary widely internationally. Further, the Compensation Committee considered the assets, revenue, revenue growth, net income and market capitalization of these companies, with a focus on companies with significant operations in the San Francisco Bay Area to reflect local conditions and demand for talent. The Compensation Committee also considered the comparability of our business model, employee count and operational complexity. In its final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own, with the Company placing between the 25th and 75th percentiles, at the time of selection, on the metrics considered.
In April 2025, MoneyLion, Inc. was acquired. The Compensation Committee will determine whether to select another peer company in place of MoneyLion, Inc. during its next full review of our peer group, which is expected to occur later in 2026.
Role of Stockholder Advisory Vote on Executive Compensation
At our 2025 annual meeting of stockholders, we held a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Approximately 95% of the votes cast by stockholders, excluding abstentions and broker non-votes, were voted in favor of our say-on-pay proposal. Our Compensation Committee is appreciative of the 2025 say-on-pay vote outcome, and considers the results of the say-on-pay votes as well as any other feedback from stockholders in structuring our executive compensation program and making compensation decisions. In particular, as discussed in the section entitled “Stockholder Engagement & Feedback” above on page 22, we periodically solicit feedback from stockholders to, among other things, understand their perspectives on our current executive compensation program. The Compensation Committee will consider the outcome of future say-on-pay votes as we evolve our executive compensation philosophy, objectives and design.
Executive Compensation Elements
Elements of Executive Compensation. Our 2025 NEO compensation packages include three primary elements:
■	base salary;
■	annual cash bonus opportunity; and
■	long-term compensation.
We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on both Company and individual performance and/or “long-term” compensation earned over a multi-year period. We expect to continue to utilize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing value over the long term. For executives, we expect a majority of target compensation to remain tied to long-term awards that encourage sustained performance and support retention.
Executive Compensation – Compensation Discussion and Analysis | 26

Base Salary. While we believe that compensation for the executive team should be weighted towards long-term compensation, we believe that acceptable base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers.

Name	2025 Annualized Base Salary(1)
Scott Sanborn	$600,000
Andrew LaBenne	$465,000
Annie Armstrong	$400,000
Jordan Cheng	$355,000
Steven Mattics	$425,000

1)	As of December 31, 2025.
The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time to reflect changes in market conditions, or other factors. In 2025, Mr. Sanborn received an increase of $100,000 to his base salary, Mr. LaBenne received an increase of $40,000 to his base salary, Ms. Armstrong received an increase of $25,000 to her base salary and Mr. Cheng received an increase of $20,000 to his base salary. These increases reflect individual performance and market conditions.
Annual Cash Bonuses
We typically use annual cash bonuses to reward our executive officers, including NEOs, for achievement against annual financial goals. In 2025, the interest rate and broader macroeconomic environment continued to remain dynamic and uncertain, thereby making it challenging to identify full-year goals that appropriately captured skillful management execution instead of the impact of external factors such as changes in interest rates. Accordingly, in 2025 the Compensation Committee determined to continue the 2023 and 2024 design of bifurcating the Company-wide annual cash bonus program into two halves (i.e., H1 2025 and H2 2025) to allow for goal setting that more precisely reflects management performance.
For 2025, the Compensation Committee further determined to use Pre-Provision Net Revenue (“PPNR”) as the primary quantitative performance metric to determine annual cash bonus funding, with performance against the PPNR metric determining funding of up to 125% of target annual cash bonus funding. Performance of PPNR for each half of 2025 was calculated independently and plotted against the payout curve to determine the payout for the half, and then performance for each half was added together to arrive at annual cash bonus funding with respect to PPNR performance. The Compensation Committee further determined to use Total Net Revenue (“Total Revenue”) as a secondary quantitative performance metric to determine bonus funding, with performance in the second half of 2025 against the Total Revenue metric determining funding an additional, all or nothing, 10% of target annual cash bonus funding. Target levels of performance for H1 2025 were established in February 2025 and target levels of performance for H2 2025 were established in July 2025.
Finally, the Compensation Committee determined to include an automatic adjustment mechanism to the H1 2025 and H2 2025 portions of the 2025 annual cash bonus program that automatically reduces bonus funding for the half in the event GAAP Net Income for either quarter comprising the half is negative (the “Net Income Shortfall Adjustment”). The Net Income Shortfall Adjustment was deemed prudent by the Compensation Committee to ensure that funding of the annual cash bonus program would not compromise the Company’s stated expectation of remaining profitable on a quarterly basis throughout 2025.
Executive Compensation – Compensation Discussion and Analysis | 27

The funding of the annual cash bonus program was based on the achievement of performance metrics and application of the Net Income Shortfall Adjustment, with the Compensation Committee retaining discretion to adjust total funding either above or below the otherwise pre-established payout curve detailed below.
2025 Annual Cash Bonus Program - Payout Curve

		H1 2025	H2 2025
Performance Tier(1)	Funding Percentage	PPNR ($ million)	PPNR ($ million)	Total Revenue ($ million)(2)
Threshold Performance	50%	105.00	138.75	n/a
Satisfactory Performance	80%	112.00	148.00	n/a
Target Performance	100%	140.00	185.00	535.00
Above Target Performance	110%	154.00	203.50	n/a
Maximum Performance	125%	168.00	222.00	n/a

1)
Straight-line interpolation for achievement between: (i) threshold performance and satisfactory performance, (ii) satisfactory performance and target performance, (iii) target performance and above target performance, and (iv) above target performance and maximum performance. The program is not funded if threshold performance is not met.

2)
The Total Revenue portion of the 2025 annual cash bonus program has only the target performance tier because funding of the program based on achievement of this metric is all or nothing (i.e., performance less than target performance results in no funding based on this metric and performance above target performance does not yield any incremental funding).

Our Compensation Committee believed that the achievement of the performance metrics would require excellent leadership, effective management and a clear focus on driving and achieving results in a dynamic environment. The following table details the actual funding of the annual cash bonus program. In 2025, actual PPNR for H1 2025 was 119.69% of target performance, actual PPNR for H2 2025 was 108.49% of target performance and actual Total Revenue for H2 2025 was 99.57% of target performance. Further, the Company remained profitable after accrual/funding of the bonus pool for each quarter in 2025, and therefore there was no Net Income Shortfall Adjustment. Accordingly, actual performance during 2025 supported funding the annual cash bonus program at 116.5% of target; which represents 116.5% funding based on the PPNR portion of the annual cash bonus program and 0% on the Total Revenue portion of the annual cash bonus program.
The Compensation Committee did not subsequently exercise any discretion in funding the 2025 annual cash bonus program and therefore approved funding the program at 116.5% of target. As described below, all individual payments under the annual cash bonus program are discretionary and reflect individual achievement during the year, and therefore may be different than the 116.5% total funding level. The table below further details the funding of our 2025 annual cash bonus program.
2025 Annual Cash Bonus Program - Achievement Table

Period / Metric	Actual Performance ($ million)	Unadjusted Funding Based on Actual Performance	Adjustment Due to Net Income Shortfall	Total Funding
H1 2025 / PPNR	167.56	62.27%	0%	62.27%
H2 2025 / PPNR	200.70	54.25%	0%	54.25%
H2 2025 / Total Revenue	532.70	0%	n/a	0%
Full Year 2025	n/a	116.5%	0%	116.5%

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities and each executive officer is evaluated based on his or her overall performance. Our CEO evaluates each executive officer’s individual performance (other than his own) and
Executive Compensation – Compensation Discussion and Analysis | 28

compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. The Compensation Committee ultimately determines the individual performance for all NEOs. The impact of individual performance on an individual NEO’s bonus amount can modify the amount otherwise payable based on actual corporate achievement. The maximum upward discretionary adjustment is 50% for a total of 150% of the target bonus opportunity amount; however, there is no limitation on the downward discretionary adjustment (i.e., the Compensation Committee retains the discretion to pay an individual NEO zero bonus regardless of corporate achievement).
Annual Cash Bonuses for the 2025 Performance Period
Based on performance against the pre-approved financial metrics described above and in recognition of their significant individual contributions in furthering the Company’s performance and strategy, all of our continuing NEOs received a payment under the annual cash bonus plan at the actual corporate funding level of 116.5% (i.e., the Compensation Committee did not apply any discretion (upwards or downwards) on the individual bonus payments to our NEOs based on their individual performance).
The following table sets forth the 2025 annual cash bonuses paid in the first quarter of 2026 to each of our NEOs:

Name	Eligible Salary ($)	Bonus Target (%)	Bonus Target ($)	Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	575,000	150	862,500	116.5	1,004,813
Andrew LaBenne	455,000	85	386,750	116.5	450,564
Annie Armstrong	393,750	85	334,688	116.5	389,912
Jordan Cheng	350,000	75	262,500	116.5	305,813
Steven Mattics	284,943	85	242,202	116.5	282,165

The Compensation Committee reviews bonus targets under the annual cash bonus program on an annual basis and may adjust them from time to time to reflect changes in market conditions, or other factors. In 2025, Ms. Armstrong’s bonus target was increased by 10 percentile points to 85% of her eligible salary. This increase reflects individual performance.
Long-Term Compensation
Typically, long-term awards comprise the single biggest component of target total direct compensation for our NEOs. This approach aligns our executive team with our stockholders’ long-term interests, attracts executives of the highest caliber and retains them for the long term. In granting annual long-term awards, the Compensation Committee considers, among other things, the executive officer’s base compensation and bonus opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, market conditions and an evaluation of the expected and actual responsibilities and performance.
2025 Long-Term Awards
Based on the results of our internal research and guidance from FW Cook with respect to the practices of our peer group, the recommendations of Mr. Sanborn (who did not participate in approval discussions regarding his own compensation) and the individual performance of each of the NEOs, the Compensation Committee granted long-term awards in Q1 2025 to each of our NEOs as part of our Company-wide annual long-term award program.
In 2025, we continued a program whereby all long-term awards, including those granted to our NEOs, are bifurcated into an equity portion (e.g., PBRSU and/or RSU) and a fixed value cash-based portion (“Cash Award”). The Cash Award vests over 3 years, like the equity portion. This program was implemented in response to stockholder feedback to reduce the dilution from our equity programs. Specifically, it permits for decreased equity
Executive Compensation – Compensation Discussion and Analysis | 29

utilization, while keeping target compensation levels intact and providing the Company another multi-year retention feature in its compensation program. We continue to believe this program is the best available solution to balance reducing dilution, rewarding and retaining employees, and managing compensation expense.
The aggregate intended target value of the 2025 refresh long-term awards granted to each of Messrs. Sanborn, LaBenne and Cheng and Ms. Armstrong were allocated as follows: (i) 25% in the form of a Cash Award and (ii) 75% in the form of equity awards (i.e., RSUs and PBRSUs), with allocation between RSU and PBRSU being 45/55 for our CEO and 70/30 for our other NEOs.
Although PBRSUs are a core component of our refresh long-term awards, we generally do not include them in the onboarding award for a newly hired executive as executive onboarding awards are sized and structured in light of: (i) the probability that an executive joins the Company mid-year and related complexities with granting PBRSUs off-cycle, (ii) the fact that the executive may be forfeiting significant unvested equity to join the Company and RSUs often provide a more suitable replacement for such equity and/or (iii) the dynamics of the competitive recruiting environment in which the Company operates. Accordingly, the aggregate intended target value of the 2025 onboarding long-term award granted to Mr. Mattics was allocated as follows: (i) 25% in the form of a Cash Award and (ii) 75% in the form of RSUs.
Restricted Stock Units
In 2025, all Company employees that were granted RSUs were provided with an intended target value of the RSU award and the number of RSUs subject to the award was determined by dividing the intended target value of the RSU award by our trailing 30-day average stock price ending on the date preceding the date of grant.
On March 5, 2025, the Compensation Committee granted 96,539 RSUs to Mr. Sanborn, 90,103 RSUs to Mr. LaBenne, 60,069 RSUs to Ms. Armstrong and 42,049 RSUs to Mr. Cheng, reflecting intended target values of $1,265,625, $1,181,250, $787,500, and $551,250, respectively. These RSUs vest over three years, with 1/12th of the RSUs vesting in quarterly installments starting on May 25, 2025, subject to continued service.
In connection with his hiring as Chief Lending Officer in 2025, on June 5, 2025, the Compensation Committee granted 252,404 RSUs to Mr. Mattics, reflecting an intended target value of $2,625,000. The RSUs vest over three years, with 1/3rd of the RSUs vesting on May 25, 2026, and an additional 1/12th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date. The RSUs granted to Mr. Mattics were intended to recognize the critical role Mr. Mattics is expected to have in the future success of the Company and were made in light of the competitive recruiting environment the Company operates within.
Refresh Performance-Based Restricted Stock Units
In 2025, all Company employees that were granted PBRSUs were provided with an intended target value of the PBRSU award and the number of target PBRSUs subject to the award was determined by dividing the intended target value of the PBRSU award by the per unit grant date fair value determined in accordance with applicable accounting rules under FASB ASC Topic 718.
On March 5, 2025, the Compensation Committee granted 141,395 target PBRSUs to Mr. Sanborn, 46,275 target PBRSUs to Mr. LaBenne, 30,851 target PBRSUs to Ms. Armstrong and 21,596 target PBRSUs to Mr. Cheng, reflecting intended target values of $1,546,875, $506,250, $337,500 and $236,250, respectively.
These awards are structured so that the PBRSUs become earned only to the extent that pre-established performance targets are met over the three-year performance period. For 2025, the Compensation Committee bifurcated the PBRSUs into an operating metric portion and TSR portion.
With respect to the operating metric portion of the 2025 PBRSUs, the Compensation Committee determined to use cumulative Adjusted Net Income over the three-year performance period. Adjusted Net Income, for purposes of the 2025 PBRSUs, is defined as the Company’s Net Income (loss), as adjusted to exclude the financial impact
Executive Compensation – Compensation Discussion and Analysis | 30

of: (i) income tax expense (benefit), (ii) the initial application of the Current Expected Credit Losses (“CECL”) accounting methodology (e.g., Day 1 CECL) and (iii) other financial impacts that the Compensation Committee determines are non-recurring and do not contribute directly to evaluating the impact of management’s performance on the Company’s financial results. The Company believes that this metric appropriately measures management’s stewardship over the Company’s profitability over a multi-year period by removing the influence of certain accounting and tax mechanics that can meaningfully adjust our GAAP net income in a manner that is not reflective of management execution. As of January 1, 2026, the Company adjusted its accounting methodology for all newly originated loans to the fair-value option accounting methodology (in lieu of using a bifurcated approach whereby CECL accounting methodology was applied to loans held for investment and the fair-value option accounting methodology applied to loans held for sale). Accordingly, as of January 1, 2026, there is no financial impact due to Day-1 CECL because the CECL methodology is not being applied to any newly originated loans.
With respect to the TSR portion of the 2025 PBRSUs, the Compensation Committee determined to compare how our cumulative TSR over the three-year performance period ranks relative to the cumulative TSR of each of the companies below (the “2025 TSR Basket Companies”):

Next Gen Lenders	Other Fintech	Consumer Online Banks	Sub-Prime Consumer Finance	Regional Banks
Upstart	Green Dot	Synchrony	Regional Management	Live Oak Bank	Axos Financial
Affirm	MoneyLion	Capital One	Oportun	Stellar Bancorp	Eagle Bancorp
SoFi	LendingTree	Discover	OneMain Financial	OFG Bancorp	First Commonwealth Financial
Open Lending		Ally Financial		Brookline Bancorp	First Busey Corp
Rocket Companies		Bread Financial		Columbia Financial	Amerant Bancorp
				ConnectOne Bancorp	National Bank Holdings
				Park National Corp	Origin Bancorp

The 2025 TSR Basket Companies were selected by the Compensation Committee after screening for companies that have relevant business models or operate in industries that are relevant to the Company’s business, as well as the following factors:
■	Comparability of geography, size and scope
■	Balance among types of companies, indexing towards regional banks
■	Correlation with LendingClub stock
■	Overlap with executive compensation peer group
Given the evolving nature of the Company’s business and industry, the Compensation Committee will continue to review and iterate on the basket of companies used for future relative TSR based awards.
Cash Awards
On March 5, 2025, the Compensation Committee granted Cash Awards of $937,500 to Mr. Sanborn, $562,500 to Mr. LaBenne, $375,000 to Ms. Armstrong and $262,500 to Mr. Cheng. These Cash Awards vest over three years, with 1/12th of the Cash Awards vesting in quarterly installments starting on May 25, 2025, subject to continued service.
Executive Compensation – Compensation Discussion and Analysis | 31

In connection with his hiring as Chief Lending Officer in 2025, on June 5, 2025, the Compensation Committee granted a Cash Award of $875,000 to Mr. Mattics. The Cash Award vests over three years, with 1/3rd of the Cash Award vesting on May 25, 2026, and an additional 1/12th of the Cash Award vesting each quarter thereafter, subject to continued service through each vesting date.
Achievement of 2022 PBRSU Awards
The PBRSUs granted in 2022 to our NEOs were entirely relative TSR based. The performance period for the PBRSUs ended on December 31, 2024, and accordingly in Q1 2025 our Compensation Committee evaluated the performance of the 2022 PBRSU awards and determined that none of the shares subject to the awards were earned.
Achievement Table for 2022 PBRSU Program(1)

Measure / Weighting	Threshold Performance	Satisfactory Performance	Target Performance	Above Target Performance	Maximum Performance	Actual Performance
Relative TSR	25th Percentile	40th Percentile	55th Percentile	65th Percentile	80th Percentile	23rd Percentile
Payout Percentage	50%	75%	100%	110%	125%	0%

1)
Straight-line interpolation for achievement between: (i) threshold performance and satisfactory performance, (ii) satisfactory performance and target performance, (iii) target performance and above target performance, and (iv) above target performance and maximum performance. The entire award is forfeited if the level of performance is below threshold performance.

Other Compensation Information
Post-Service Vesting of Equity Awards
The equity awards granted to Mr. LaBenne and Ms. Armstrong in 2024 and 2025 provide for an additional year of vesting following a termination of service, subject to certain criteria, including a minimum number of years of service with the Company and certain transition assistance. In the case of PBRSUs for which his or her termination of service occurs during a performance period, each of Mr. LaBenne and Ms. Armstrong are entitled to a pro-rated portion of the earned PBRSU shares determined by adding the additional vesting credit to actual time served during the performance period, and based upon actual achievement of the underlying performance metric(s) upon completion of the performance period.
Annie Armstrong Resignation
Ms. Armstrong voluntarily resigned from her role as Chief Risk Officer effective March 1, 2026. Ms. Armstrong remained an employee of the Company in a non-executive capacity from March 1, 2026 through March 31, 2026. Per the original terms of her equity awards, in connection with her resignation, Ms. Armstrong became eligible to vest into $260,417 in Cash Awards, 55,482 RSUs and up to 82,058 PBRSUs (assuming maximum achievement), following her termination of service on March 31, 2026. Ms. Armstrong was not eligible for, and did not receive, any severance payments in connection with her resignation.
Steven Mattics Relocation Benefits
In 2025, we added Steven Mattics to serve as our Chief Lending Officer. Mr. Mattics is a seasoned executive with more than 25 years of experience in credit, consumer strategy, and risk management at major financial institutions. In order to recruit Mr. Mattics, we determined it was prudent to support his relocation to the higher cost of living environment of the San Francisco Bay Area. Accordingly, Mr. Mattics received one-time Company-provided relocation benefits of $434,500. The relocation benefits were taxable compensation, and Mr. Mattics did not receive a tax gross-up.
Executive Compensation – Compensation Discussion and Analysis | 32

Achievement of 2023 PBRSU Awards
The PBRSUs granted in 2023 to our NEOs were entirely relative TSR based with the applicable performance period ending on December 31, 2025. In Q1 2026 our Compensation Committee evaluated the performance of the 2023 PBRSU awards and determined that achievement was 102.9% of target performance resulting in 278,520 shares, 70,897 shares and 50,641 shares subject to the awards being earned and fully vested by each of Mr. Sanborn, Mr. LaBenne and Ms. Armstrong, respectively.
Benefits Programs
Our employee benefits programs, including our 401(k) plan and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.
Perquisites and Other Personal Benefits
Currently, we do not provide perquisites or personal benefits to our executive team, other than parking benefits and, in some instances, relocation benefits. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes.
Employment Agreements
We have entered into employment agreements with each of the NEOs. These agreements provide for “at-will” employment and generally include the NEO’s initial base salary, an initial equity award and an indication of eligibility for an annual cash bonus opportunity. These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of our Company. We believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. For a summary of the material terms and conditions of these agreements, see “Executive Compensation – Employment Agreements,” below.
280G Excise Taxes and 409A Deferred Compensation
We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related sections of the Internal Revenue Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Internal Revenue Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.
Accounting Considerations
We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.
Executive Compensation – Compensation Discussion and Analysis | 33

Compensation Risk Assessment
Our management team evaluates and actively mitigates risks that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.
Additional Governance Measures
Clawback Policies. In September 2017, the Board adopted an Incentive Recoupment Policy which was enhanced in December 2019 to provide the Board the right to recoup certain executive incentive compensation in the event of instances of management fraud or misconduct that result in significant reputational harm (the “Prior Clawback Policy”). In October 2023, the Board adopted an Executive Incentive Compensation Recoupment Policy (the “NYSE Policy”) to comply with changes to the NYSE listing standards to effectuate the SEC’s rules on clawback policies and a Supplement to Executive Incentive Compensation Recoupment Policy (the “Supplemental Policy”). The NYSE Policy provides for the Company’s recoupment of incentive-based compensation from current or former executive officers of the Company in the event of an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. Incentive-based compensation that may be subject to the NYSE Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure. The Supplemental Policy provides the Board the right to recoup any incentive-based compensation in the event of a material act of dishonesty or fraud or willful violation of a material Company policy or law that results in significant reputational harm to the Company unrelated to a financial restatement. Incentive-based compensation that may be subject to the Supplemental Policy includes any incentive compensation, including (i) compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting, strategic, operational or subjective measure (e.g., PBRSUs and annual cash bonus), and (ii) compensation awarded under the Company’s equity incentive plan(s) (e.g., time-based RSUs and/or Cash Awards). Together, the NYSE Policy and the Supplemental Policy provide for coverage equal or greater to the coverage provided by the Prior Clawback Policy.
Stock Ownership Guidelines. In December 2019, the Compensation Committee adopted stock ownership guidelines pursuant to which the CEO is required to hold equity (vested shares and/or shares underlying RSU awards) with a value of six times base salary; the CFO is required to hold equity (vested shares and/or shares underlying RSU awards) with a value of three times base salary; and all other Section 16 executives are required to hold equity (vested shares and/or shares underlying RSU awards) with a value of two times base salary. Executives are permitted five years from the later of the adoption of the guidelines or the date they became an executive to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.
Insider Trading Policy. We have adopted an insider trading policy and procedures that govern the purchase, sale and/or other disposition of our securities by our directors, officers and other employees. We believe our insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations as well as the listing standards of the NYSE. Our insider trading policy prohibits our directors, officers and employees from trading in our securities while in possession of material nonpublic information, among other
Executive Compensation – Compensation Discussion and Analysis | 34

things. Our insider trading policy also prohibits LendingClub Corporation from engaging in any open market purchase or sale of LendingClub Corporation’s stock while in possession of material nonpublic information, unless pursuant to a Rule 10b5-1 trading plan. A copy of our Insider Trading Policy is filed as Exhibit 19.1 to the Annual Report.
Hedging and Pledging Policy. Our insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to cover any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our directors, officers and other employees are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information. We do not grant stock options, SARs or similar option-like instruments to our NEOs or other employees in anticipation of the release of material nonpublic information about the Company, and we do not time the public release of such information based on stock option grant dates. We discontinued the use of stock options as equity awards for our employees in 2017.
Option Repricing Policy. Although we have discontinued the use of stock options, a number of stock options remain outstanding and certain of such stock options have per share exercise prices in excess of the current per share price of our common stock. Although we have no intention to reprice these outstanding underwater stock options, in response to stockholder feedback, in December 2019, we amended our stock plans to require a stockholder vote to approve repricing any outstanding stock option.
Gross Up and Minimum Vesting Period Policies. In December 2019, we adopted: (i) a policy requiring that all new hire employee equity awards have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions, and (ii) a policy prohibiting tax gross-ups for Section 16 executives, other than for imputed income in connection with a relocation.
Holding Period Policy. In February 2024, our Compensation Committee adopted a holding period policy for our executive officers. Under the policy, our executive officers are required to hold, and not dispose of, all shares of common stock acquired through the vesting of equity awards granted on or after January 1, 2024, for one calendar year after such shares are acquired. Bona-fide gifts and shares withheld or disposed of to satisfy tax withholding obligations are not subject to the holding period.
Executive Compensation – Compensation Discussion and Analysis | 35

Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation earned by each of our NEOs during the year ended December 31, 2025, and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2024, and 2023:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Scott Sanborn Chief Executive Officer	2025	575,000	546,875	2,690,865	—	1,004,813	5,925	4,823,478
	2024	500,000	234,375	7,160,499	—	1,012,500	7,340	8,914,714
	2023	500,000	—	3,430,801	—	622,500	7,520	4,560,821
Andrew LaBenne Chief Financial Officer	2025	455,000	328,125	1,573,975	—	450,564	5,050	2,812,714
	2024	425,000	140,625	1,765,578	—	487,688	5,000	2,823,891
	2023	425,000	—	1,518,284	—	299,838	5,005	2,248,127
Annie Armstrong(5) Former Chief Risk Officer	2025	393,750	229,167	1,049,332	—	389,912	5,925	2,068,086
	2024	375,000	101,563	1,275,136	—	379,688	7,340	2,138,727
	2023	375,000	—	1,084,494	—	233,438	6,801	1,699,733
Jordan Cheng General Counsel and Corporate Secretary	2025	350,000	189,375	734,544	—	305,813	5,750	1,585,482
	2024	335,000	101,875	823,937	—	339,188	5,750	1,605,750
	2023	315,208	27,188	264,540	—	165,337	5,750	778,023
Steven Mattics Chief Lending Officer	2025	284,943	—	2,564,425	—	282,165	436,422	3,567,955

1)
For each of the NEOs, the amounts reported for 2025 include the portions of Cash Awards that vested and were paid in 2025. For more information, see “Compensation Discussion and Analysis – 2025 Long-Term Awards – Refresh Cash Awards.”

2)
The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs and/or PBRSUs, as applicable, granted during the applicable fiscal year, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations for RSUs and PBRSUs granted during 2025 are included in “Note 15. Equity – Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. The amounts shown do not reflect that the awards are vested/earned over a 3-year period and exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. For Mr. Sanborn, Mr. LaBenne, Ms. Armstrong and Mr. Cheng, the amounts reported for 2025 include the grant date fair value of PBRSUs granted in March 2025, incorporating the probability of achieving the performance conditions to which such PBRSUs are subject to. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the value of the PBRSU awards (calculated by multiplying the per unit grant date fair value by the maximum number of units) granted to Mr. Sanborn, Mr. LaBenne, Ms. Armstrong, and Mr. Cheng is $1,933,599, $632,820, $421,894 and $295,328, respectively. For more information regarding 2025 equity awards, including the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2025 Long-Term Awards.”

3)
The amounts reported in this column represent annual cash incentives that were earned during the specified year and paid in the following year. For more information regarding the awards for 2025, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

4)	The amounts reported in this column for 2025 include the following:
a)
Matching contributions made by the Company to the Company’s 401(k) savings plan in the amount of: (i) $5,000 for each of Mr. Sanborn, Mr. LaBenne, Ms. Armstrong and Mr. Cheng, and (ii) $1,417 for Mr. Mattics.

b)	Parking benefits for Mr. Sanborn and Ms. Armstrong;
c)	Well-fitness benefits for Messrs. Cheng and Mattics for their participation in a wellness program available to all Company employees;
d)	Gift to Mr. LaBenne made pursuant to a reward program available to all Company employees; and
e)	Relocation benefits in the amount of $434,500 for Mr. Mattics.
5)	Ms. Armstrong resigned from her position as Chief Risk Officer effective March 1, 2026.
Executive Compensation – Compensation Tables | 36

Grants of Plan-Based Awards in 2025
The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2025:

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Scott Sanborn	Cash(3)	N/A	86,250	862,500	1,293,750	—	—	—	—	—
	Cash(4)	3/5/25	—	937,500	—	—	—	—	—	—
	RSUs	3/5/25	—	—	—	—	—	—	96,539	1,143,987
	PBRSUs	3/5/25	—	—	—	70,698	141,395	176,744	—	1,546,878
Andrew LaBenne	Cash(3)	N/A	38,675	386,750	580,125	—	—	—	—	—
	Cash(4)	3/5/25	—	562,500	—	—	—	—	—	—
	RSUs	3/5/25	—	—	—	—	—	—	90,103	1,067,721
	PBRSUs	3/5/25	—	—	—	23,138	46,275	57,844	—	506,254
Annie Armstrong	Cash(3)	N/A	33,469	334,688	502,032	—	—	—	—	—
	Cash(4)	3/5/25	—	375,000	—	—	—	—	—	—
	RSUs	3/5/25	—	—	—	—	—	—	60,069	711,818
	PBRSUs	3/5/25	—	—	—	15,426	30,851	38,564	—	337,514
Jordan Cheng	Cash(3)	N/A	26,250	262,500	393,750	—	—	—	—	—
	Cash(4)	3/5/25	—	262,500	—	—	—	—	—	—
	RSUs	3/5/25	—	—	—	—	—	—	42,049	498,281
	PBRSUs	3/5/25	—	—	—	10,799	21,596	26,995	—	236,263
Steven Mattics	Cash(3)	N/A	24,220	242,202	363,303	—	—	—	—	—
	Cash(4)	6/5/25	—	875,000	—	—	—	—	—	—
	RSUs	6/5/25	—	—	—	—	—	—	252,404	2,564,425

1)
Represents equity awards granted under the 2014 Equity Incentive Plan. The indicated threshold, target and maximum amounts correspond to the number of PBRSUs that would be earned in the event that specified threshold, target and maximum levels, respectively, of performance were achieved. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2025 Long-Term Awards – Refresh Performance-Based Restricted Stock Units.”

2)
The amounts reported in this column represent the aggregate grant date fair value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in “Note 15. Equity – Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. The amount reported for 2025 includes the grant date fair value of PBRSUs granted in 2025, incorporating the probability of achieving the performance conditions to which such PBRSUs are subject to. For more information regarding the PBRSUs and RSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2025 Long-Term Awards.”

3)
Represents cash awards granted under the Annual Cash Bonus program. “Target” is a dollar value based on the NEO’s target bonus percentage and base salary in 2025 as adjusted for any in-year salary adjustments, which is used to calculate eligible wages under the Annual Cash Bonus program. The threshold amount for the award is 10% of target for all NEOs and the maximum amount for the award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2025 period was $1,004,813, $450,564, $389,912, $305,813 and $282,165 for Mr. Sanborn, Mr. LaBenne, Ms. Armstrong, Mr. Cheng and Mr. Mattics, respectively. For more information regarding the achievement of these non-equity incentive plan awards, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

4)	Represents Cash Awards granted under the 2014 Equity Incentive Plan. For more information regarding these Cash Awards, see “Compensation Discussion and Analysis – 2025 Long-Term Awards – Cash Awards.”
Executive Compensation – Compensation Tables | 37

2025 Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2025.

		Option Awards				Stock Awards
						Time-Based		Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Sanborn	02/26/2016	234,588(3)	—	42.05	02/26/2026
	03/03/2016	11,899(3)	—	47.80	03/03/2026
	03/12/2023					14,945(4)	283,058
	03/12/2023							278,520(5)	5,275,169
	03/21/2024					65,754(6)	1,245,381
	03/21/2024					498,754(7)	9,446,401
	03/21/2024							111,899(8)	2,119,367
	03/21/2024							113,076 (9)	2,141,659
	03/05/2025					72,405(10)	1,371,351
	03/05/2025							95,158(11)	1,802,293
	03/05/2025							81,586(12)	1,545,239
Andrew LaBenne	03/12/2023					10,849(4)	205,480
	03/12/2023							70,897(5)	1,342,789
	03/21/2024					61,371(6)	1,162,367
	03/21/2024							36,621(8)	693,602
	03/21/2024							37,008(9)	700,932
	03/05/2025					67,578(10)	1,279,927
	03/05/2025							31,143(11)	589,848
	03/05/2025							26,701(12)	505,717
Annie Armstrong	03/12/2023					7,749(4)	146,766
	03/12/2023							50,641(5)	959,141
	03/21/2024					44,323(6)	839,478
	03/21/2024							26,449(8)	500,944
	03/21/2024							26,728(9)	506,228
	03/05/2025					45,052(10)	853,285
	03/05/2025							20,763(11)	393,251
	03/05/2025							17,801(12)	337,151
Jordan Cheng	03/12/2023					2,890(4)	54,737
	03/21/2024					28,640(6)	542,442
	03/21/2024							17,090(8)	323,685
	03/21/2024							17,270(9)	327,094
	03/05/2025					31,537	597,311
	03/05/2025							14,534(11)	275,274
	03/05/2025							12,461(12)	236,011
Steven Mattics	06/05/2025					252,404(13)	4,780,532

1)	Calculated based on the closing price of $18.94 of our common stock on December 31, 2025.
2)	Represents the maximum level of performance for PBRSUs granted in 2024 and 2025.
3)	Fully vested.
4)	Becomes fully vested after three years, with 1/12th vesting on May 25, 2023, and 1/12th vesting quarterly thereafter.
Executive Compensation – Compensation Tables | 38

5)
Represents the earned portion of the PBRSUs granted in 2023 that vested in January 2026. For more information, see “Compensation Discussion and Analysis – Other Compensation Information – Achievement of 2023 PBRSU Awards.”

6)	Becomes fully vested after three years, with 1/12th vesting on May 25, 2024, and 1/12th vesting quarterly thereafter.
7)	Vests entirely on February 25, 2026.
8)	Represents the outstanding but unearned relative TSR based portion of the PBRSUs granted in 2024.
9)	Represents the outstanding but unearned Adjusted Net Income based portion of the PBRSUs granted in 2024.
10)	Becomes fully vested after three years, with 1/12th vesting on May 25, 2025, and 1/12th vesting quarterly thereafter.
11)
Represents the outstanding but unearned relative TSR based portion of the PBRSUs granted in 2025. For more information, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2025 Long-Term Awards – Refresh Performance-Based Restricted Stock Units.”

12)
Represents the outstanding but unearned Adjusted Net Income based portion of the PBRSUs granted in 2025. For more information, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2025 Long-Term Awards – Refresh Performance-Based Restricted Stock Units.”

13)	Becomes fully vested after three years, with 1/3rd vesting on May 25, 2026, and 1/12th vesting quarterly thereafter.
2025 Grants of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
During 2025, none of our NEOs were awarded options with an effective grant date during any period beginning four business days before the filing or furnishing of a Form 10-Q, Form 10-K or Form 8-K that disclosed material nonpublic information (other than a Form 8-K that disclosed a material new option award grant under Item 5.02(e)), and ending one business day after the filing or furnishing of such reports.
2025 Option Exercises and Stock Vested
The following table sets forth for each of our NEOs the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options and the vesting of stock awards during 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Scott Sanborn(2)	—	—	136,514	1,903,273
Andrew LaBenne	—	—	175,029	2,377,528
Annie Armstrong	—	—	85,752	1,189,540
Jordan Cheng	—	—	47,109	654,842
Steven Mattics	—	—	—	—

1)	The value realized upon the vesting of an RSU or PBRSU represents the aggregate market price of the shares of our common stock on the date of vesting.
2)	Excludes 8,253 RSUs that were cash settled for a total cash settlement amount of $102,915.
CEO Pay Ratio Disclosure
In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2025:
■	The median of total compensation of all employees, excluding the CEO: $162,816;
■	The annual total compensation of the CEO: $4,823,478; and
■	The ratio of CEO total compensation to median employee total compensation: 29.7 to 1.
Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. In order to determine the median employee from a compensation perspective, the Company examined annualized cash compensation (salary, wages and cash bonuses) in the 2025 calendar year for all employees, excluding our CEO, employed as of December 31, 2025 (“Determination Date”). On the Determination Date, our employee population consisted of 1,075 individuals, all of whom were located in the United States. This population consisted of our full-time, part-time, and temporary employees.
Executive Compensation – Compensation Tables | 39

The Company determined that its median employee from a compensation perspective serves in a credit role. While the methodology we used to select the median employee remained the same as last year and there has not been a change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the compensation of our median employee based on our 2025 employee population.
To identify the “median employee,” we utilized the amount of base salary, wages and cash bonuses our employees received, as reflected in our payroll records through the Determination Date and annualized such amounts for any individual hired during 2025. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2025 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.
Executive Compensation – Compensation Tables | 40

Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s executive compensation philosophy, including how it incorporates and aligns with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	GAAP Net Income/(Loss) ($ millions)(5)	Pre-Provision Net Revenue (PPNR) ($ millions)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	4,823,478	9,866,259	2,508,559	3,773,321	179.36	167.68	135.7	368.3
2024	8,914,714	18,979,296	2,145,153	3,339,744	153.31	130.19	51.3	243.3
2023	4,560,821	2,710,871	1,815,053	1,350,393	82.77	98.07	38.9	298.2
2022	4,919,050	(14,595,137)	2,796,390	(3,135,491)	83.33	103.00	289.7	420.4
2021	6,938,099	22,811,912	2,922,623	9,069,589	228.98	135.04	18.6	157.2

1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Sanborn (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. See “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

2)
The dollar amounts reported in column (c) and column (e) represent the: (i) amount of “compensation actually paid” to Mr. Sanborn, our Principal Executive Officer (“PEO”) calculated in accordance with Item 402(v) of Regulation S-K, or (ii) average “compensation actually paid” to the Company’s named executive officers (“NEOs”) as a group, excluding our PEO, calculated in accordance with Item 402(v) of Regulation S-K. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Andrew LaBenne, Annie Armstrong, Jordan Cheng and Steven Mattics, (ii) for 2024, Andrew LaBenne, Annie Armstrong, Jordan Cheng and Ronnie Momen, (iii) for 2023, Andrew LaBenne, Annie Armstrong, Jordan Cheng, Ronnie Momen and Brandon Pace, (iv) for 2022, Andrew LaBenne, Annie Armstrong, Ronnie Momen, Brandon Pace and Thomas Casey, and (v) for 2021, Thomas Casey, Valerie Kay, Ronnie Momen and Brandon Pace. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the compensation actually paid:

Executive Compensation – Pay Versus Performance Disclosure | 41

Year	PEO or Average of Non-PEO NEOs	Reported Summary Compensation Table Total ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Benefits Adjustments ($)	Compensation Actually Paid ($)
2025	PEO	4,823,478	(2,690,865)	7,733,646	—	—	9,866,259
	Average of Non-PEO NEOs	2,508,559	(1,480,569)	2,745,331	—	—	3,773,321
2024	PEO	8,914,714	(7,160,499)	17,225,081	—	—	18,979,296
	Average of Non-PEO NEOs	2,145,153	(1,407,557)	2,602,148	—	—	3,339,744
2023	PEO	4,560,821	(3,430,801)	1,580,851	—	—	2,710,871
	Average of Non-PEO NEOs	1,815,053	(1,180,779)	716,119	—	—	1,350,393
2022	PEO	4,919,050	(3,472,723)	(16,041,463)	—	—	(14,595,137)
	Average of Non-PEO NEOs	2,796,390	(2,043,476)	(3,888,405)	—	—	(3,135,491)
2021	PEO	6,938,099	(5,805,143)	21,678,956	—	—	22,811,912
	Average of Non-PEO NEOs	2,922,623	(2,179,648)	8,326,614	—	—	9,069,589

a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Executive Compensation – Pay Versus Performance Disclosure | 42

Year	PEO or Average of Non-PEO NEOs	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2025	PEO	4,367,556	3,312,950	345,684	(292,544)	—	—	7,733,646
	Average of Non-PEO NEOs	2,400,752	340,788	172,075	(168,284)	—	—	2,745,331
2024	PEO	13,503,794	2,973,980	500,781	246,526	—	—	17,225,081
	Average of Non-PEO NEOs	1,607,799	584,190	283,443	126,716	—	—	2,602,148
2023	PEO	3,010,664	(1,846,188)	307,697	108,678	—	—	1,580,851
	Average of Non-PEO NEOs	837,737	(200,261)	177,825	(99,182)	—	—	716,119
2022	PEO	1,591,858	(12,537,845)	307,494	(5,402,970)	—	—	(16,041,463)
	Average of Non-PEO NEOs	999,347	(3,393,486)	204,083	(1,698,349)	—	—	(3,888,405)
2021	PEO	7,266,661	11,274,035	952,986	2,185,274	—	—	21,678,956
	Average of Non-PEO NEOs	3,001,312	3,410,557	679,442	1,235,303	—	—	8,326,614

3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group, excluding our PEO, in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Andrew LaBenne, Annie Armstrong, Jordan Cheng and Steven Mattics, (ii) for 2024, Andrew LaBenne, Annie Armstrong, Jordan Cheng and Ronnie Momen, (iii) for 2023, Andrew LaBenne, Annie Armstrong, Jordan Cheng, Ronnie Momen and Brandon Pace, (iv) for 2022, Andrew LaBenne, Annie Armstrong, Ronnie Momen, Brandon Pace and Thomas Casey, and (v) for 2021, Thomas Casey, Valerie Kay, Ronnie Momen and Brandon Pace.

4)
TSR is cumulative (assuming $100 was invested on December 31, 2020) for the measurement periods beginning on December 31, 2020 and ending on December 31 of each of 2025, 2024, 2023, 2022 and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table is the following published industry index: KBW Nasdaq Bank Index.

5)
The dollar amounts reported represent the amount of “GAAP Net Income (Loss)” or “PPNR,” as applicable, reported in the Company’s financial reports on Form 10-K. PPNR is a non-GAAP financial measure. See Exhibit A of this Proxy Statement for more information on our use of non-GAAP financial measures and a reconciliation of PPNR to the nearest GAAP measure.

Financial Performance Measures
We believe the below unranked list represents the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year. PPNR and GAAP Net Income were two measures in our 2025 annual cash bonus program. Relative TSR and Adjusted Net Income are the performance metrics used in our 2025 PBRSUs.
■	PPNR
■	GAAP Net Income
■	Relative TSR (see the section entitled “2025 Long-Term Awards – Refresh Performance-Based Restricted Stock Units” on page 30 for additional information on our relative TSR based PBRSU program)
Executive Compensation – Pay Versus Performance Disclosure | 43

Relationship between Compensation Actually Paid and Company Performance
Below are graphs showing the relationship of “compensation actually paid” to our PEO and the average “compensation actually paid” to our Non-PEO NEOs in 2025, 2024, 2023, 2022 and 2021 to (i) the TSR of the Company and the KBW Nasdaq Bank Index, and (ii) the Company’s GAAP Net Income (Loss) and PPNR. As illustrated below, the decrease in “compensation actually paid” between 2021 and 2022 is correlated to the depreciation in the Company’s stock price during 2022. Similarly, “compensation actually paid” in 2023 approximated, though was modestly less than, the reported summary compensation table totals, reflecting the generally flat stock price between end of year 2022 and end of year 2023. In 2024, the increase in “compensation actually paid” between 2023 and 2024 is correlated to the appreciation in the Company’s stock price during 2024. In 2025, the decrease in “compensation actually paid” to our PEO between 2024 and 2025 is not correlated to the appreciation in the Company’s price during 2025; however, the increase in average “compensation actually paid” to our Non-PEO NEOs between 2024 and 2025 is correlated to the appreciation in the Company’s stock price during 2025. The Company believes that the correlation between “compensation actually paid” and TSR reflects that a significant portion of the Company’s executive compensation program is equity denominated. Conversely, changes in “compensation actually paid” are significantly less correlated to the Company’s GAAP Net Income and PPNR, reflecting the relatively smaller quantum of executive compensation based on the performance of those measures.
Compensation Actually Paid vs. TSR

Executive Compensation – Pay Versus Performance Disclosure | 44

Compensation Actually Paid vs. GAAP Net Income (Loss) and PPNR

Executive Compensation – Pay Versus Performance Disclosure | 45

Employment Agreements
We have entered into employment agreements or offer letters with each of our currently employed NEOs. These agreements provide for at-will employment, a base salary and an initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs.
The following table describes certain benefits that each of our NEOs would receive in connection with an involuntary termination of their employment, other than certain accrued benefits that are paid upon termination (such as earned but unpaid salary, payment of unreimbursed expenses, etc.):

	No Change in Control(1)		Change in Control(2)
Benefit	CEO	NEOs (Excluding CEO)	CEO	NEOs (Excluding CEO)
Cash severance(3)	1x annual salary	0.5x annual salary	1.5x annual salary(4)	1x annual salary(4)
Annual cash bonus(3)	Pro-rated amount of annual bonus(5)	Pro-rated amount of annual bonus(5)	1.5x greater of: (i) target bonus or (ii) most recent actual bonus payout	1x greater of: (i) target bonus or (ii) most recent actual bonus payout
Health, dental and vision benefits(6)	12 months of coverage	6 months of coverage	18 months of coverage	12 months of coverage
Equity acceleration	N/A	N/A	Acceleration of all unvested equity awards	Acceleration of all unvested equity awards

1)
NEOs (including our CEO) are eligible to receive these benefits if they are terminated without cause or resign with good reason not within 12 months following a change in control. The terms “cause”, “change in control” and “good reason” are defined below.

2)
NEOs (including our CEO) are eligible to receive these benefits if they are terminated without cause or resign with good reason within 12 months following a change in control. The terms “cause”, “change in control” and “good reason” are defined below.

3)	Consists of a lump sum payment.
4)	Amount payable based on the base salary as in effect immediately prior to the change in control or termination, whichever is greater.
5)	Bonus amount to be determined at the Company’s sole discretion based on the NEO’s performance.
6)	Health, dental and vision benefits consist of monthly cash payments equal to the monthly COBRA premium at the time of termination.
All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated either by the Company for cause or by the NEO without good reason, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.
Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or (other than for the CEO) our CEO clearly communicated in writing to the NEO, if not remedied within 30 days of notice from us; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of notice from us; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEO’s employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.
Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single
Executive Compensation – Employment Agreements | 46

transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.
Under the employment agreements, for each currently employed NEO, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions.
Potential Payments Upon Termination or Change in Control
Under the terms of the employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above. In addition:
1.
Under the terms of the Cash Awards granted to them in 2024 and 2025, each of Messrs. Sanborn, LaBenne and Cheng and Ms. Armstrong are eligible to receive an acceleration benefit for the unvested portion of their 2024 and 2025 Cash Awards in connection with the involuntary termination of their employment in the event of a change in control.

2.
Under the terms of the outstanding PBRSU awards granted to them, each of Messrs. Sanborn, LaBenne and Cheng and Ms. Armstrong are eligible to immediately vest into a pro-rated portion of the award upon a change in control with such pro-rated portion calculated by extrapolating performance of the award based upon performance from the beginning of the performance period through the date immediately preceding the change in control.

Further, the 2024 and 2025 equity awards of Mr. LaBenne and Ms. Armstrong provide for up to an additional year of vesting following a termination of service, subject to certain criteria, including a minimum number of years of service with the Company and certain transition assistance (such transition, a “Qualified Transition”). In the case of PBRSUs for which a Qualified Transition occurs during a performance period, Mr. LaBenne and Ms. Armstrong are entitled to a pro-rated portion of the earned PBRSU shares determined by adding the additional vesting credit to actual time served during the performance period, and based upon actual achievement of the underlying performance metric(s) upon completion of the performance period.
The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.
Executive Compensation – Potential Payments Upon Termination or Change In Control | 47

The table below sets forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying event as of December 31, 2025, in accordance with SEC rules, and is based on the closing price of $18.94 of our common stock on December 31, 2025. As used in the table below, “involuntary termination” means termination without cause or for good reason, as described above.

Name	Type of Termination	Cash Severance ($)	Bonus ($)(1)	Health, Dental and Vision Benefits ($)	Continued Vesting Benefit ($)(2)	Acceleration Benefit ($)(3)	Total Potential Severance Payment ($)
Scott Sanborn	Change in Control	—	—	—	—	9,231,697	9,231,697
	Involuntary Termination No Change in Control	600,000	1,004,813	35,886	—	—	1,640,699
	Involuntary Termination With Change in Control	900,000	1,350,000	53,829	—	26,323,667	28,627,496
Andrew LaBenne	Qualified Transition	—	—	—	3,998,651	—	3,998,651
	Change in Control	—	—	—	—	2,637,666	2,637,666
	Involuntary Termination No Change in Control	232,500	450,564	14,812	—	—	697,876
	Involuntary Termination With Change in Control	465,000	395,250	29,624	—	7,136,912	8,026,786
Annie Armstrong	Qualified Transition	—	—	—	2,805,334	—	2,805,334
	Change in Control	—	—	—	—	1,874,056	1,874,056
	Involuntary Termination No Change in Control	200,000	389,912	120	—	—	590,032
	Involuntary Termination With Change in Control	400,000	340,000	240	—	4,986,764	5,727,004
Jordan Cheng	Change in Control	—	—	—	—	604,281	604,281
	Involuntary Termination No Change in Control	177,500	282,165	11,298	—	—	470,963
	Involuntary Termination With Change in Control	355,000	266,250	22,596	—	2,662,803	3,306,649
Steven Mattics	Involuntary Termination No Change in Control	212,500	305,813	12,578	—	—	530,891
	Involuntary Termination With Change in Control	425,000	361,250	25,156	—	5,436,782	6,248,188

1)
Represents a cash bonus payment equal to the NEO’s actual annual cash bonus for the 2025 fiscal year outside a change in control. Represents a cash bonus payment equal to 150% of Mr. Sanborn’s target annual cash bonus for the 2025 fiscal year within a change in control and 100% of the target annual cash bonus for each of Mr. LaBenne, Ms. Armstrong, Mr. Cheng and Mr. Mattics for the 2025 fiscal year within a change in control, in each case using the executive’s annualized salary as of December 31, 2025.

2)
Includes the continued vesting benefit of the NEO’s 2024 and 2025 long-term awards (both the cash and equity portions) assuming a Qualified Transition occurred on December 31, 2025. For the equity portion, represents the intrinsic value based upon the market price of our common stock on December 31, 2025. With respect to 2024 and 2025 PBRSU awards, the value disclosed includes the value of 112,192 shares and 78,886 shares, which represents the portion of the maximum number of shares subject to such awards for each of Mr. LaBenne and Ms. Armstrong, respectively, eligible for the continued vesting benefit assuming a Qualified Transition occurred on December 31, 2025.

3)
For a change in control (without an involuntary termination), the value disclosed represents the acceleration value of 487,418, 139,264, 98,947 and 31,905 shares for each of Mr. Sanborn, Mr. LaBenne, Ms. Armstrong and Mr. Cheng, respectively, which represents: (i) the actual earned number of shares subject to the 2023 PBRSUs held by Mr. Sanborn, Mr. LaBenne and Ms. Armstrong and (ii) the pro-rated portion of the maximum number of shares subject to the 2024 and 2025 PBRSU awards held by each of Mr. Sanborn, Mr. LaBenne, Ms. Armstrong and Mr. Cheng, eligible for acceleration in the event a change in control occurred on December 31, 2025. For an involuntary termination with a change in control, the value disclosed represents: (i) the acceleration benefit applicable to all of the NEO’s outstanding RSU awards, and 2024 and 2025 Cash Awards, plus (ii) the acceleration value of 680,239, 202,370, 142,382 and 61,355 shares for each of Mr. Sanborn, Mr. LaBenne, Ms. Armstrong and Mr. Cheng, respectively, which represents: (a) the actual earned number of shares subject to the 2023 PBRSUs held by Mr. Sanborn, Mr. LaBenne and Ms. Armstrong and (b) maximum number of shares subject to the 2024 and 2025 PBRSUs held by Mr. Sanborn, Mr. LaBenne, Ms. Armstrong and Mr. Cheng.

Executive Compensation – Potential Payments Upon Termination or Change In Control | 48

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2025:

Plan Category	(a) Total Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(3)	5,806,751	$34.18	25,597,001
Equity compensation plans not approved by security holders(4)	—	n/a	1,340,439

1)
Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan. Includes RSUs and PBRSUs, with the number of outstanding PBRSUs calculated at 100% of the target number of shares subject to each award.

2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PBRSUs, since RSUs and PBRSUs have no exercise price.
3)
Includes our 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. As of December 31, 2025, 20,915,498 shares were available for issuance under the 2014 Equity Incentive Plan and 8,681,503 shares were available for issuance under the 2014 Employee Stock Purchase Plan.

4)	Reflects the Radius Bancorp, Inc. 2016 Omnibus Incentive Plan.
Executive Compensation – Securities Authorized for Issuance Under Equity Compensation Plans | 49

Report of the
Compensation Committee
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.
THE COMPENSATION COMMITTEE
Faiz Ahmad
Allan Landon
Janey Whiteside
Michael Zeisser (Chair)
Report of the Compensation Committee | 50

Security Ownership of Certain
Beneficial Owners & Management
The following table sets forth information regarding the beneficial ownership of our common stock as of April 9, 2026, by:
■	each of our directors;
■	each of our named executive officers;
■	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and
■	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after April 9, 2026. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.
We calculated percentage ownership based on 115,497,890 shares of common stock outstanding as of April 9, 2026 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to RSUs, options or other securities convertible into common stock held by that person that are scheduled to vest or are exercisable or convertible within 60 days of April 9, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 88 Kearny Street, Suite 600, San Francisco, California 94108.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn(1)	1,633,419	1.41%
Andrew LaBenne(2)	280,328	*
Annie Armstrong(3)	402,138	*
Jordan Cheng(4)	124,554	*
Steven Mattics(5)	90,313	*
Faiz Ahmad(6)	85,263	*
Stephen Cutler(7)	95,462	*
Allan Landon(8)	145,327	*
Timothy Mayopoulos(9)	176,189	*
John C. (Hans) Morris(10)	356,806	*
Kathryn Reimann(11)	85,263	*
Erin Selleck(12)	83,548	*
Janey Whiteside(13)	78,279	*
Michael Zeisser(14)	199,379	*
All executive officers and directors as a group (15 persons)(15)	3,836,268	3.31%

Security Ownership of Certain Beneficial Owners and Management | 51

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
5% Stockholders(16):
Entities Affiliated with Wellington Management Group LLP(17)	11,971,842	10.37%
Entities Affiliated with Vanguard Group Inc.(18)	11,270,308	9.76%
Entities Affiliated with BlackRock, Inc.(19)	8,465,358	7.33%

*Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
1)	Represents (i) 1,605,604 shares held by Mr. Sanborn, and (ii) 27,815 RSUs vesting within 60 days of April 9, 2026 held by Mr. Sanborn.
2)
Represents (i) 242,367 shares held by Mr. LaBenne, (ii) 12,000 shares held in two UTMA accounts for children of Mr. LaBenne, and (iii) 25,961 RSUs vesting within 60 days of April 9, 2026 held by Mr. LaBenne.

3)	Represents (i) 388,268 shares held by Ms. Armstrong, and (ii) 13,870 RSUs vesting within 60 days of April 9, 2026 held by Ms. Armstrong.
4)	Represents (i) 112,439 shares held by Mr. Cheng, and (ii) 12,115 RSUs vesting within 60 days of April 9, 2026 held by Mr. Cheng.
5)	Represents 90,313 RSUs vesting within 60 days of April 9, 2026 held by Mr. Mattics.
6)	Represents (i) 80,482 shares held by Mr. Ahmad, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Mr. Ahmad.
7)	Represents (i) 90,681 shares held by Mr. Cutler, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Mr. Cutler.
8)	Represents (i) 140,546 shares held by Mr. Landon, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Mr. Landon.
9)	Represents (i) 171,408 shares held by Mr. Mayopoulos, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Mr. Mayopoulos.
10)	Represents (i) 236,048 shares held by Mr. Morris, and (ii) 120,758 shares underlying stock options held by Mr. Morris exercisable within 60 days of April 9, 2026.
11)	Represents (i) 80,482 shares held by Ms. Reimann, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Ms. Reimann.
12)	Represents (i) 78,767 shares held by Ms. Selleck, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Ms. Selleck.
13)	Represents (i) 73,498 shares held by Ms. Whiteside, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Ms. Whiteside.
14)	Represents (i) 194,598 shares held by Mr. Zeisser, and (ii) 4,781 RSUs vesting within 60 days of April 9, 2026 held by Mr. Zeisser.
15)
Represents (i) 3,507,188 shares, (ii) 120,758 shares underlying stock options exercisable within 60 days of April 9, 2026, and (iii) 208,322 RSUs vesting within 60 days of April 9, 2026 held by our executive officers and directors as a group.

16)
In addition to the stockholders listed below and based on the Schedule 13G/A filed on February 16, 2021, 7,455,162 shares, representing 6.45% of the Company’s outstanding shares of common stock as of April 9, 2026, are held and beneficially owned by ARK Investment Management LLC, and certain of its subsidiaries (collectively, “ARK Management”). The address of ARK Management is 3 East 28th Street, 7th Floor, New York, NY 10016. However, based on records available to the Company, the Company believes that ARK Management no longer holds or beneficially owns 5% or more of the Company’s outstanding shares of common stock.

17)
Based on the Schedule 13G/A filed on March 5, 2026. Represents 11,971,842 shares held and beneficially owned by Wellington Management Group LLP, and certain of its subsidiaries. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

18)
Based on the Schedule 13G/A filed on February 13, 2024. Represents 11,270,308 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries. The Vanguard Group subsequently reported in a Schedule 13G/A filed on March 27, 2026 that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over the Company’s securities beneficially owned by various Vanguard subsidiaries and/or business divisions, and that certain subsidiaries and/or business divisions that formerly had, or were deemed to have beneficial ownership with the Vanguard Group, will report beneficial ownership separately (on a disaggregated basis). The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

19)
Based on the Schedule 13G/A filed on April 23, 2025. Represents 8,465,358 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries. The address of BlackRock Inc. is 50 Hudson Yards, New York, NY 10001.

Security Ownership of Certain Beneficial Owners and Management | 52

Related Party Transactions
Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, 5% or greater owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.
Related Party Transactions | 53

Report of the
Audit Committee
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by, any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2025 with management and with Deloitte & Touche LLP.
The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.
THE AUDIT COMMITTEE
Stephen Cutler
Allan Landon (Chair)
Kathryn Reimann
Erin Selleck
Report of the Audit Committee | 54

Section 16(a) Beneficial Ownership
Reporting Compliance
Section 16(a) of the Exchange Act and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to, among other things, file reports of their ownership and changes in ownership of our common stock with the SEC and to furnish us with copies of all Section 16(a) reports that they file.
Based solely on our review of the reports furnished to us during 2025 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2025, except for one Form 4 (due on March 7, 2025, but filed on March 14, 2025) for each of Scott Sanborn, Andrew LaBenne, Jordan Cheng, Annie Armstrong and Fergal Stack.
Section 16(a) Beneficial Ownership Reporting Compliance | 55

Communications with the
LendingClub Board
Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 88 Kearny Street, Suite 600, San Francisco, California 94108. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.
Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.
Communications with the LendingClub Board | 56

Proposal 1: Election of Directors
Our Board is currently comprised of nine members. In accordance with our Certificate of Incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.
The following individuals, each of whom is currently serving on our Board as a Class III director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2029 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or his or her earlier death, resignation or removal:
■	Kathryn Reimann;
■	Scott Sanborn; and
■	Michael Zeisser.
Our Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a stockholder gives no authority or direction, shall not be considered a vote cast.
Each nominee has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.
Each nominee has agreed to resign if they do not receive a majority of votes cast.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE
NOMINATED DIRECTORS.
Proposal One: Election of Directors | 57

Proposal 2: Advisory Vote on
Executive Compensation
As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non-binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.
Stockholders are urged to read the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.
We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2026 Annual Meeting of Stockholders, is hereby APPROVED.”
The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS,
OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED
IN THIS PROXY STATEMENT.
Proposal Two: Advisory Vote on Executive Compensation | 58

Proposal 3: Ratification of Appointment of
Independent Registered Public Accounting Firm
The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2026 and recommends that the stockholders vote for ratification of such appointment. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2026 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2025 and 2024:

	2025	2024
Audit fees(1)	$3,462,057	$3,256,239
Audit-related fees(2)	—	$20,000
Tax fees	—	—
All other fees	—	—
Total fees	$3,462,057	$3,276,239

1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q.

2)
Audit-related fees include (i) agreed upon procedures related to compliance with regulatory guidelines, (ii) review of SEC filings, and (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
All of the services of Deloitte & Touche LLP for 2025 and 2024 described above were pre-approved by the Audit Committee.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.
Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm | 59

Proposal 4: Declassification of the Board
The Board has unanimously approved and recommends that our stockholders approve amending certain sections of our Certificate of Incorporation that would phase in the declassification of our Board (the “Declassification Amendment”), as described below and set forth on Annex I of this Proxy Statement.
Background of the Proposal
The Nominating and Corporate Governance Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and our stockholders. The Board believes that its classified structure, which was implemented in 2014 when we became a publicly traded company, promotes continuity, stability, and encourages the Board to plan for long-term goals.
As stated earlier in this Proxy Statement, we conducted meetings with the governance teams from a number of significant stockholders during which we solicited input on governance issues and priorities. During these meetings, a number of our largest stockholders expressed a preference that, over the course of time, we should consider declassifying our Board. While the Board believes there are important benefits to a classified board structure, the Board recognizes the growing sentiment among certain stockholders and members of the investment community in favor of annual elections and the benefit of providing stockholders an annual opportunity to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure.
Ultimately, after weighing the various factors, the Board determined that it would be in the best interests of the Company and our stockholders to amend and restate our Certificate of Incorporation to declassify the Board. Accordingly, since 2018, we have proposed to amend Sections 3, 4 and 5 of Article VI of our Certificate of Incorporation in order to phase in the declassification of our Board. Per Article X of our Certificate of Incorporation, amending certain Articles of our Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of common stock entitled to vote generally in the election of directors, voting together as a single class. The 2018 through 2025 proposals each failed, receiving between approximately 46.8% and 63.8% of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting in 2018 through 2025, the overwhelming majority voted in favor of the proposal.
In light of the strong stockholder support this proposal has received in prior years among those stockholders that voted and because the Board continues to believe in the merits of declassifying our Board, in March 2026, the Board approved, subject to stockholder approval, the Declassification Amendment. The Board also approved certain conforming changes to our Bylaws, which changes will go in effect if the Declassification Amendment is approved by our stockholders.
Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s capital stock to pass.
Current Classified Board Structure
Under Article VI, Section 3 of our Certificate of Incorporation, the Board is currently separated into three classes equal in size. Absent the earlier resignation or removal of a director, each year the stockholders are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class III directors is set to expire at the Annual Meeting. The term of the Class I directors is set to expire at the 2027 Annual Meeting and the term of the Class II directors is set to expire at the 2028 Annual Meeting. Under the current classified board structure, stockholders may only elect one-third of the Board each year.
Proposal Four: Declassification of the Board | 60

Proposed Amendment to Certificate of Incorporation
Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing immediately after the date of the Annual Meeting, any director elected to the Board shall be elected for a term expiring at the next annual meeting of stockholders. The directors who are elected or appointed on or prior to the date of the Annual Meeting, including the directors standing for election under Proposal One, will continue to hold office until the end of the terms for which they were elected or appointed to serve. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.
This description of the proposed Declassification Amendment is only a summary of the proposed amendments to our Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article VI of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this Proxy Statement as Annex I.
If our stockholders approve the proposed Declassification Amendment, we intend to file with the Secretary of State of the State of Delaware a Ninth Amended and Restated Certificate of Incorporation incorporating the Declassification Amendment, which will become effective upon filing.
If our stockholders approve the proposed Declassification Amendment and the Supermajority Voting Amendment (as defined below) described in Proposal Five, we intend to file with the Secretary of State of the State of Delaware a Ninth Amended and Restated Certificate of Incorporation incorporating both the Declassification Amendment and the Supermajority Voting Amendment, which will become effective upon filing.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE
DECLASSIFICATION AMENDMENT.
Proposal Four: Declassification of the Board | 61

Proposal 5: Removal of the Supermajority
Voting Requirement to Amend the
Company’s Governing Documents
The Board has unanimously approved and recommends that our stockholders approve amending Articles V and X of our Certificate of Incorporation to remove the supermajority voting requirements to amend our Certificate of Incorporation or for our stockholders to amend our Bylaws (the “Supermajority Voting Amendment”), as described below and set forth on Annex II of this Proxy Statement.
Background of the Proposal
Article V of our Certificate of Incorporation provides that our stockholders may adopt, amend or repeal any provision of the Bylaws if the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, voting together as a single class, vote to adopt, amend or repeal any provision of the Bylaws. Likewise, Article X of our Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the Company’s common stock entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal Article V, Article VI, Article VII, Article VIII or Article X, which relate to:
■	the amendment of our Bylaws;
■	the powers, size, election, term, vacancies and removal of members of the Board;
■	the Company’s classified board structure;
■	director exculpation from liability;
■
the requirement that stockholder action be taken at an annual or special meeting of stockholders and not by written consent and specifications as to who has authority to call a special meeting of the stockholders;

■	the advance notice requirements for stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders; and
■	amendment of our Certificate of Incorporation.
We refer to these supermajority voting requirements of the Certificate of Incorporation as the “Supermajority Provisions.”
The Supermajority Provisions were included in the Certificate of Incorporation in 2014 when we became a publicly traded company and are similar to supermajority voting requirements found in the governing documents of many publicly traded companies. As part of our ongoing review of our corporate governance practices, the Board and the Nominating and Corporate Governance Committee reviewed the Supermajority Provisions, and determined that removing the Supermajority Provisions is in the best interests of the Company and our stockholders. The Supermajority Provisions were intended to provide corporate governance stability, protect against self-interested action on the part of large stockholders, reduce the likelihood that third parties institute corporate governance changes that may be inconsistent with the best interest of, or otherwise harmful to, the Company and its stockholders and require that a broad base of stockholder support exists before certain governance matters are approved and implemented.
While the Board understands these important benefits, the Board also recognizes that the Supermajority Provisions may have the effect of reducing the Board’s accountability to stockholders and can limit stockholder participation in our corporate governance. The Board also acknowledges that many other public companies have
Proposal Five: Removal of the Supermajority Voting Requirement | 62

transitioned away from similar supermajority voting requirements. Therefore, after careful consideration, the Board believes that the benefits of removing the Supermajority Provisions to provide more accountability to stockholders and promote stronger corporate governance outweigh the benefits of retaining such supermajority voting requirements.
Accordingly, since 2023, we have proposed to amend Articles V and X of our Certificate of Incorporation to remove the supermajority voting requirements to amend our Certificate of Incorporation or for our stockholders to amend our Bylaws. Per Article X of our Certificate of Incorporation, amending certain Articles of our Certificate of Incorporation, including Articles V and X, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The 2023, 2024 and 2025 proposals each failed, receiving approximately 63.8%, 60.0% and 58.0%, respectively, of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting in 2023, 2024 and 2025, the overwhelming majority voted in favor of the proposal.
In light of the strong stockholder support this proposal received in prior years among those stockholders that voted and because the Board continues to believe in the merits of removing the supermajority voting requirements in our Certificate of Incorporation to amend our Certificate of Incorporation or Bylaws, in March 2026, the Board approved, subject to stockholder approval, the Supermajority Voting Amendment.
Please note that the Supermajority Voting Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s capital stock to pass.
Proposed Amendment to Certificate of Incorporation
Currently, our Certificate of Incorporation requires a supermajority vote to amend our Certificate of Incorporation and for our stockholders to amend the Bylaws. If the Supermajority Voting Amendment is approved and becomes effective, then the supermajority voting requirements to amend our governing documents in our Certificate of Incorporation would be deleted. As a result, the standard for stockholder approval of any future amendments to the Certificate of Incorporation (including Articles V, VI, VII, VIII or X) or of any future stockholder amendments to our Bylaws would be by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class.
This description of the proposed Supermajority Voting Amendment is only a summary of the proposed amendments to our Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Articles V and X of our Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this Proxy Statement as Annex II.
If our stockholders approve the proposed Supermajority Voting Amendment, we intend to file with the Secretary of State of the State of Delaware a Ninth Amended and Restated Certificate of Incorporation incorporating the Supermajority Voting Amendment, which will become effective upon filing.
If our stockholders approve the proposed Supermajority Voting Amendment and the Declassification Amendment described in Proposal Four, we intend to file with the Secretary of State of the State of Delaware a Ninth Amended and Restated Certificate of Incorporation incorporating both the Supermajority Voting Amendment and the Declassification Amendment, which will become effective upon filing.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE
SUPERMAJORITY VOTING AMENDMENT.
Proposal Five: Removal of the Supermajority Voting Requirement | 63

Questions & Answers About the
Proxy Materials and the Annual Meeting
1.	What is the purpose of the proxy materials?
The proxy materials are intended to provide you information to help you decide how to vote on the proposals we will be making at the LendingClub 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The materials include the Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), which contain information about the Annual Meeting of LendingClub Corporation, a Delaware corporation (the “Company,” “LendingClub,” “we,” “us,” or “our”), and will be used to solicit proxies from you, our stockholders, on behalf of the Board for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.
The Notice, Proxy Statement, form of proxy and Annual Report will be first distributed and made available to stockholders on or about April 21, 2026. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2026 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on June 2, 2026 at 10:00 a.m. Pacific Time.
2.	Who is entitled to vote at the Annual Meeting?
Only stockholders of record of our common stock at the close of business on April 9, 2026, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 115,497,890 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.
3.	How do I vote?
By Internet
You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction card (for holders of shares in street name) available when you access the web page.
Questions and Answers | 64

By Phone
You may vote by phone by calling the toll-free phone number on the proxy card, (800) 690-6903, which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.
By Mail
If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.
By Attending the Annual Meeting
If you are a stockholder of record or hold your shares in street name, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2026 and vote your shares during the Annual Meeting (street name holders must obtain a legal proxy from their broker or other nominee to vote shares at the Annual Meeting). You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.
Timing for Voting Your Shares by Internet, By Phone or By Mail
You may vote via the Internet or by phone up until 11:59 PM Eastern Time on June 1, 2026. If you vote by mail, your proxy card must be received by June 1, 2026.
4.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
To cause less harm to our environment and to save costs, we utilize the Internet as the primary means of furnishing proxy materials to stockholders following rules established by the SEC. The Notice to our stockholders has instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.
5.	How can I access the proxy materials over the Internet?
You can easily access our proxy materials by clicking the Annual Meeting tab at http://ir.lendingclub.com. In addition, the Notice provides instructions regarding all the ways you can view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to vote your shares, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.
If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.
6.	How can I participate in the Annual Meeting?
You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2026. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may vote electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee as described in the section “Who is entitled to vote at the Annual Meeting?” above.
7.	Why is the Annual Meeting being held only online?
We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world. During our virtual annual meetings in prior years, the technology performed as expected and we had a number of stockholders participate and submit questions, each of which were answered during the meeting.
Questions and Answers | 65

8.	How does the Board recommend I vote?
The Board recommends that you vote as follows:
“FOR” the election of Kathryn Reimann, Scott Sanborn and Michael Zeisser as Class III directors (see Page 57);
“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described under “Executive Compensation” (see Page 58);
“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (see Page 59);
“FOR” a management proposal to amend and restate our Eighth Amended and Restated Certificate of Incorporation to phase in the declassification of our Board (see Page 60); and
“FOR” a management proposal to amend and restate our Eighth Amended and Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents (see Page 62).
If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.
The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.
9.	What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of Class III directors	Votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2026 fiscal year	Majority of votes cast	Brokers have discretion to vote	Do not count
Proposal Four: Management proposal to amend and restate the Company’s Eighth Amended and Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of shares outstanding	Vote Against	Vote Against

Proposal Five: Management proposal to amend and
restate the Company’s Eighth Amended and Restated
Certificate of Incorporation to remove the supermajority
voting requirements to amend our governing documents
	Two-thirds of shares outstanding	Vote Against	Vote Against

Questions and Answers | 66

10.	What is a broker non-vote?
If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have authority to vote your shares on any matters that are considered “non-routine.” That is referred to as a “broker non-vote.” Even if you have not given your broker instructions, the broker will nevertheless have discretion to vote your shares on our sole “routine” matter – Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2026 fiscal year. Your broker or nominee will not have discretion to vote on Proposals One, Two, Four and Five, each of which is a “non-routine” matter, unless you tell your broker how you want to vote.
11.	What happens if a director standing for election fails to receive an affirmative vote from a majority of the votes cast?
In the event a director standing for re-election fails to receive (x) a number of affirmative votes cast by the holders of the outstanding shares of our common stock present or represented by proxy and entitled to vote that exceeds (y) the votes against such nominee cast by the holders of the outstanding shares of common stock present or represented by proxy and entitled to vote in an uncontested election, then such nominee has agreed to provide a resignation from the Board. Such nominee shall be a hold over director and have his or her resignation considered by our Nominating and Corporate Governance Committee.
Our Nominating and Corporate Governance Committee shall consider such tendered resignation and shall make a recommendation to our Board concerning the acceptance or rejection of such resignation within 45 days following the date of the stockholders’ meeting at which the election of directors occurred. In determining its recommendation to our Board, our Nominating and Corporate Governance Committee shall consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, the director’s experience with and knowledge of the Company and expected future contributions to the Company, and whether the director’s resignation from our Board would be in the best interests of the Company and its stockholders.
Our Board shall then take formal action on our Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, our Board shall consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as our Board deems relevant. Following our Board’s decision, we will publicly disclose, in a Form 8-K filed with the SEC, our Board’s decision.
12.	Why do Proposal Four and Proposal Five each require an affirmative vote from at least two-thirds of the shares outstanding to pass and what happens if either proposal does not pass?
In order to phase in the declassification of our Board, we are proposing to amend Sections 3, 4 and 5 of Article VI of our Certificate of Incorporation. Per Article X of our Certificate of Incorporation, amending certain Articles of our Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal Four fails to receive the required affirmative vote, our existing classified board structure will remain intact.
Similarly, in order to remove the supermajority voting requirements to amend our governing documents, we are proposing to amend Articles V and X of our Certificate of Incorporation. Per Article X of our Certificate of Incorporation, amending certain Articles of our Certificate of Incorporation, including Articles V and X, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal Five fails to receive the required affirmative vote, our existing supermajority voting requirements to amend our governing documents will remain intact.
Questions and Answers | 67

For additional information about the proposed declassification of our Board and removal of our supermajority voting requirements, see “Proposal Four: Declassification of the Board” and “Proposal Five: Removal of the Supermajority Voting Requirement to Amend the Company’s Governing Documents,” respectively.
13.
The proposal to declassify your Board (Proposal Four) was in your 2018 through 2025 Proxy Statements and the proposal to remove the supermajority voting requirements to amend your governing documents (Proposal Five) was in your 2023, 2024 and 2025 Proxy Statements. Why is each proposal again in your 2026 Proxy Statement?

Since 2018, in response to stockholder feedback, we proposed to amend Sections 3, 4 and 5 of Article VI of our Certificate of Incorporation in order to phase in the declassification of our Board. As stated above, per Article X of our Certificate of Incorporation, amending certain Articles of our Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
The 2018 through 2025 proposals to declassify our Board each failed, receiving between approximately 46.8% and 63.8% of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting, the overwhelming majority voted in favor of the proposal. Accordingly, the proposal to declassify our Board did not pass in prior years because voter turn-out was not sufficient.
Similarly, since 2023, in response to stockholder feedback, we proposed to amend Articles V and X of our Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents. As stated above, per Article X of our Certificate of Incorporation, amending certain Articles of our Certificate of Incorporation, including Articles V and X, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
The 2023, 2024 and 2025 proposals to remove our supermajority voting requirements failed, receiving approximately 63.8%, 60.0% and 58.0%, respectively, of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting in 2023, 2024 and 2025, the overwhelming majority voted in favor of the proposal. Accordingly, the proposal to remove the supermajority voting requirements to amend our governing documents did not pass previously because voter turn-out was not sufficient.
In light of the strong stockholder support each of these proposals have received in prior years and because the Board continues to believe in the merits of declassifying our Board and removing the supermajority voting requirements to amend our governing documents, it has included each of the proposals again for consideration and recommends that stockholders vote in favor of each of the proposals.
14.	How will my proxy be voted?
All signed, returned proxies that are not revoked will be voted in accordance with the instructions provided. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted “for” such proposal, or in the case of the election of directors, voted “for” election of all nominees presented by the Board.
15.	How do I change or revoke my proxy?
Any person who provides a proxy by voting via the Internet, by phone or by submitting a proxy card has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual
Questions and Answers | 68

Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a legal proxy from the broker, as described in the section “Who is entitled to vote at the Annual Meeting?” above.
16.	Who will count the votes?
We have designated a representative of Broadridge Financial Solutions, Inc. as the Inspector of Elections who will count the votes.
17.	How can I make proposals or nominate a director at next year’s annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Bylaws, as applicable. In order for a stockholder proposal to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2027 pursuant to SEC Rule 14a-8, the proposal must be received by us at our principal executive offices no later than December 22, 2026. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2027 (but would not be included in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices received between February 17, 2027 and March 19, 2027, and comply with the other provisions of our Bylaws. In addition, any notice of a director nomination must include the additional information required by Rule 14a-19(b) under the Exchange Act no later than April 3, 2027.
18.	Who pays for the expenses of solicitation?
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
We have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in distributing proxy materials and soliciting proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.
If you vote using the Internet or by phone, you may incur data or telephone usage charges from Internet access providers and phone companies. We do not reimburse those costs.
19.	I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
When two or more stockholders share the same address, the SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to that shared address. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.
A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy
Questions and Answers | 69

materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report and other proxy materials, you may write or email Investor Relations at 88 Kearny Street, Suite 600, San Francisco, California 94108, Attn: Investor Relations, email address IR@lendingclub.com.
Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.
20.	How do I request paper copies of the proxy materials, including the annual report?
You may request paper copies of the 2026 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning (800) 579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.
Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 88 Kearny Street, Suite 600, San Francisco, California 94108, Attn: Investor Relations. The Annual Report is also available at http://ir.lendingclub.com.
21.	Will a list of stockholders be made available?
We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 88 Kearny Street, Suite 600, San Francisco, California 94108. Please contact us at (415) 930-7440 if you wish to inspect the list of stockholders prior to the Annual Meeting.
Questions and Answers | 70

Other Business
The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.
Other Business | 71

Annex I: Amendments to the Eighth Amended
and Restated Certificate of Incorporation to
Declassify the Board
If Proposal Four is passed, then Sections 3, 4 and 5 of Article VI of our Certificate of Incorporation shall be amended as follows:
ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
* * * * * * * * * * *
3. ~~Classified~~ Board Election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the date of the annual meeting of stockholders to be held in 2026 shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. At and after the annual meeting of stockholders to be held in 2029, the directors shall no longer be classified with respect to the time for which they hold office.
4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject~~Until the annual meeting of stockholders to be held in 2029, subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the annual meeting of stockholders to be held in 2029, holders of a majority of the shares then entitled to vote at an election of directors voting together as a single class may remove any director or the entire Board with or without cause. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.
Annex I | 72

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or, if so elected prior to the annual meeting of stockholders to be held in 2029, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires ~~or~~) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
* * * * * * * * * * *
Annex I | 73

Annex II: Amendments to the Eighth Amended and Restated Certificate of Incorporation to the Remove Supermajority Voting Requirements
If Proposal Five is passed, then Articles V and X of our Certificate of Incorporation shall be amended as follows:
ARTICLE V: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least ~~two-thirds~~ a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION
If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation~~; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article X or Article V, Article VI, Article VII or Article VIII~~.
* * * * * * * * * * *
Annex II | 74

Exhibit A: Reconciliation of
Non-GAAP Financial Measures
This proxy statement contains Pre-Provision Net Revenue (PPNR), a non-GAAP financial measure calculated by subtracting the provision for credit losses and income tax benefit/expense from net income.
We believe PPNR provides management and investors with useful supplemental information about the underlying financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and enables comparison of our financial results with other public companies. However, PPNR has limitations as an analytical tool and you should not consider it in isolation or as a substitute for an analysis of our results under GAAP.
The following tables provide a reconciliation of PPNR to the nearest GAAP measure, with financial figures presented in thousands of dollars:

For the year ended December 31,	2025	2024	2023	2022	2021
GAAP Net income (loss)	$135,677	$51,330	$38,939	$289,685	$18,580
Less: Provision for credit losses	$(191,320)	$(178,267)	$(243,565)	$(267,326)	$(138,800)
Less: Income tax benefit (expense)	$(41,269)	$(13,736)	$(15,678)	$136,648	$136
Pre-provision net revenue	$368,266	$243,333	$298,182	$420,363	$157,244

For the year ended December 31,	2025	2024	2023	2022	2021
Non-interest income	$373,176	$252,970	$302,781	$712,391	$605,799
Net interest income	$625,672	$534,041	$561,838	$474,825	$212,831
Total net revenue	$998,848	$787,011	$864,619	$1,187,216	$818,630
Non-interest expense	$(630,582)	$(543,678)	$(566,437)	$(766,853)	$(661,386)
Pre-provision net revenue	$368,266	$243,333	$298,182	$420,363	$157,244
Provision for credit losses	$(191,320)	$(178,267)	$(243,565)	$(267,326)	$(138,800)
Income (Loss) before income tax benefit (expense)	$176,946	$65,066	$54,617	$153,037	$18,444
Income tax benefit (expense)	$(41,269)	$(13,736)	$(15,678)	$136,648	$136
GAAP Net income (loss)	$135,677	$51,330	$38,939	$289,685	$18,580

Exhibit A | 75

SCAN TO
VIEW MATERIALS & VOTE

LENDINGCLUB CORPORATION
88 KEARNY STREET, SUITE 600
SAN FRANCISCO, CA 94108

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 1, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LC2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 1, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93636-P48522 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGCLUB CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Class III Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kathryn Reimann	☐	☐	☐
1b. Scott Sanborn	☐	☐	☐
1c. Michael Zeisser	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	**Against**	**Abstain**
2. Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	☐	☐	☐
4. Approval of an amendment and restatement of our Eighth Amended and Restated Certificate of Incorporation (the Declassification Amendment) that would phase in the declassification of our Board.	☐	☐	☐
5. Approval of an amendment and restatement of our Eighth Amended and Restated Certificate of Incorporation (the Supermajority Voting Amendment) that would remove the supermajority voting requirements to amend our Eighth Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws.	☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V93637-P48522

LENDINGCLUB CORPORATION
Annual Meeting of Stockholders
June 2, 2026, 10:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Scott Sanborn and Andrew LaBenne or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Pacific Time on June 2, 2026 held via a live webcast at www.virtualshareholdermeeting.com/LC2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side